Exhibit 10.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

WINCHESTER ENERGY COMPANY, LTD.

PROGRESS FUELS CORPORATION

and

WGC HOLDCO, LLC

and

WINCHESTER ACQUISITION, LLC

Dated July 22, 2006

TABLE OF CONTENTS

ARTICLE I THE MERGER AND THE PURCHASE PRICE	2
1.1 Agreement to Merge	2
1.2 The Plan of Merger and Effective Time.	2
1.3 Base Purchase Price	3
1.4 Adjustments to the Base Purchase Price.	3
1.5 Determination of Adjusted Purchase Price; Preliminary Settlement Statement.	4
1.6 Final Settlement Statement.	5
ARTICLE II CLOSING	7
2.1 Closing	7
2.2 Deliveries by PFC and the Company	8
2.3 Deliveries by Buyer	9
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PFC AND GP	9
3.1 Organization.	9
3.2 Title to Interests	9
3.3 Authority.	10
3.4 Valid and Binding Agreement	10
3.5 Non-Contravention	10
3.6 Consents and Approvals	11
3.7 Pending Litigation	11
3.8 PFC Benefit Plans.	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PFC AND THE COMPANY	12
4.1 Organization.	12
4.2 Governing Documents.	13
4.3 Capital Structure.	13
4.4 Authority, Valid and Binding Agreement.	14
4.5 Non-Contravention, Consents and Approvals.	14
4.6 Ownership; Capitalization of Subsidiaries.	15
4.7 Financial Statements.	16
4.8 Undisclosed Liabilities	17
4.9 Absence of Certain Changes or Events	17
4.10 Controls and Procedures.	17
4.11 Pending Litigation.	18
4.12 Compliance with Laws; Permits	18
4.13 FCC Licenses.	19
4.14 Taxes	20
4.15 Contracts.	21
4.16 Certain Real Property.	24
4.17 Oil and Gas Properties.	24
4.18 Gas Regulatory Matters.	26
4.19 Reserve Report Information	27
4.20 Tangible Midstream Assets.	27
4.21 Environmental Matters.	28
4.22 Intellectual Property.	28
4.23 Insurance	29

i

4.24 Absence of Certain Business Practices	29
4.25 Employee Related Matters.	29
4.26 Brokers	30
4.27 Disclaimers.	30
4.28 Limitations on Representations and Warranties.	31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	31
5.1 Organization	31
5.2 Power and Authority	31
5.3 Valid and Binding Agreement	31
5.4 Non-Contravention	32
5.5 Consents and Approvals	32
5.6 Proceedings	32
5.7 Financing	32
5.8 Investment Experience	32
5.9 Accredited Investor; Investment Intent	32
5.10 Independent Evaluation	32
5.11 Brokers	33
ARTICLE VI CONDUCT OF COMPANY AND THE SUBSIDIARIES PENDING CLOSING	33
6.1 Conduct and Preservation of Business.	33
6.2 Restrictions on Certain Actions	34
6.3 Conversion of Vaughan	36
6.4 Retained Legacy Hedges	36
ARTICLE VII ADDITIONAL AGREEMENTS OF THE PARTIES	36
7.1 Access	36
7.2 Cooperation and Governmental Consents	37
7.3 Notice of Litigation	37
7.4 Notification of Certain Matters	37
7.5 Resignation of Officers and Directors	38
7.6 Continued Employment; Post-Closing Compensation and Benefits.	38
7.7 Taxes.	40
7.8 Fees and Expenses.	46
7.9 Publicity	47
7.10 Books and Records	47
7.11 HSR Act Filing	47
7.12 No Amendment of Indemnification Provisions	48
7.13 Third Party Consents	48
7.14 No Solicitation of Transactions	48
7.15 Financing Cooperation; Financial Information.	49
7.16 FCC Filings.	49
7.17 PFC Guarantees.	50
7.18 New Projects and Capex Budget.	50
7.19 PFC Retained Environmental Responsibilities and Indemnification.	50
7.20 Cooperation with Audits	52
7.21 Transition Services; Horizon License.	53
7.22 PFC Assets	54

7.23 Buyer Put Option	54
ARTICLE VIII BUYER’S DUE DILIGENCE AND TITLE DEFECT PROCESS	54
8.1 Title Due Diligence Examination.	54
8.2 Environmental Investigation.	59
8.3 Cure of Certain Title Defects Post-Closing.	59
8.4 Buyer Indemnification	60
ARTICLE IX CONDITIONS TO OBLIGATIONS OF THE PARTIES; TERMINATION	60
9.1 Conditions to Obligations of PFC, GP and the Company	60
9.2 Conditions to Obligations of Buyer	61
9.3 Termination	63
9.4 Effect of Termination	64
9.5 Amendment	65
9.6 Waiver	65
ARTICLE X SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION	65
10.1 Survival.	65
10.2 Indemnification by PFC	66
10.3 Indemnification by Buyer.	67
10.4 Indemnification Proceedings.	68
10.5 Exclusivity.	69
10.6 Limitations on Indemnities.	70
10.7 Indemnification Despite Negligence	71
ARTICLE XI MISCELLANEOUS	71
11.1 Dispute Resolution.	71
11.2 Notices	73
11.3 Entire Agreement	74
11.4 Waiver of Compliance	75
11.5 Binding Effect; Assignment; No Third Party Benefit	75
11.6 Severability	75
11.7 Governing Law	75
11.8 Consent to Jurisdiction; Venue.	75
11.9 Further Assurances	76
11.10 Counterparts	76
11.11 Injunctive Relief	76
11.12 Schedules	76
11.13 Time of Essence	77
11.14 Confidentiality	77
11.15 Affiliate Liability	77
11.16 Waiver of Jury Trial	78
ARTICLE XII DEFINITIONS AND REFERENCES	78
12.1 Certain Defined Terms	78
12.2 References and Construction	91

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A –	Form of Transition Services Agreement
Exhibit B –	Form of Letter of Acknowledgment
Exhibit C –	Forms of Legal Opinions of Counsel to PFC, GP and the Company and Counsel to Buyer

Schedules

Schedule 1.4(D)(1)	Example of Presentation of Adjusted Interim EBITDA
Schedule 1.4(D)(2)	Example of Presentation of Closing Date Working Capital
Schedule 7.7(C)(3)	Section 1060 Allocation (Post-signing)
Schedule 7.18	Project Plan
Schedule 9.2(L)	Required Third Party Consents

Company Schedules

Schedule 3.1(C)	GP and Holdco Foreign Qualifications
Schedule 3.2	Title to Interests
Schedule 3.6	Consents and Approvals
Schedule 3.7	Litigation
Schedule 3.8(A)	PFC Benefit Plans
Schedule 3.8(C)	Pension Liabilities
Schedule 3.8(D)	Termination Benefits and/or Compensation
Schedule 4.1(B)	Company Foreign Qualifications
Schedule 4.1(D)	Other Company Activity
Schedule 4.5(A)	Non-Contravention
Schedule 4.5(B)	Consents and Approvals
Schedule 4.6(B)	Ownership/Capitalization of Subsidiaries
Schedule 4.6(C)(2)	Subsidiary Foreign Qualifications
Schedule 4.7(A)	Financial Statements
Schedule 4.7(B)	GAAP Qualifications
Schedule 4.7(C)	Distributions
Schedule 4.8	Undisclosed Liabilities
Schedule 4.9	Absence of Certain Changes or Events
Schedule 4.10	Exceptions to Controls
Schedule 4.11	Litigation
Schedule 4.12	Exceptions to Compliance With Laws; Permits
Schedule 4.13	FCC Licenses
Schedule 4.13(B)	Exceptions to FCC Licenses
Schedule 4.14	Taxes
Schedule 4.15(A)	Company Contracts
Schedule 4.15(B)	Certain Oil and Gas Contracts
Schedule 4.15(C)	Enforceability of Company Contracts and Oil and Gas Contracts

Schedule 4.15(D)	Compliance with Company Contracts and Oil and Gas Contracts
Schedule 4.15(E)	Events Affecting Company Contracts and Oil and Gas Contracts
Schedule 4.15(F)	Notice of Termination of Company Contracts and Oil and Gas Contracts
Schedule 4.16	Owned Real Property, Leased Real Property
Schedule 4.17(A)	Oil and Gas Properties
Schedule 4.17(A)(6)	Suspense Funds
Schedule 4.17(A)(7)	Royalty Owner Claims
Schedule 4.17(B)	Imbalances
Schedule 4.17(C)	Calls on Production
Schedule 4.17(D)	Payment of Expenses on Properties
Schedule 4.17(E)	Condition of Fixtures, Facilities and Equipment
Schedule 4.17(F), Part I	Wells and Leases
Schedule 4.17(F), Part II	Non-Producing Wells
Schedule 4.19	Reserve Reports
Schedule 4.20(A)	Tangible Midstream Assets
Schedule 4.21	Environmental Matters
Schedule 4.23	Insurance
Schedule 4.25	Employee Related Matters
Schedule 6.2	Dispositions
Schedule 6.2(H)	Intracompany Obligations
Schedule 6.2(I)	Hydrocarbon Sales Agreements
Schedule 7.5	List of Directors and Officers
Schedule 7.6(A)	List of Employees

Buyer Schedules

Schedule 7.19	Environmental Defects
Schedule 8.1(D)	Examined Properties
Schedule 8.1(F)(3)	Allocated Values

v

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2006, is by and between PROGRESS FUELS CORPORATION, a Florida corporation (“PFC”), WINCHESTER ENERGY COMPANY, LTD., a Texas limited partnership (“Company”) and WGC HOLDCO, LLC, a Texas limited liability company, the general partner of Company (“GP”), on the one hand, and WINCHESTER ACQUISITION, LLC, a Delaware limited liability company (“Buyer” which term shall also mean, from and after the Effective Time, the entity surviving the Merger) on the other hand.

RECITALS:

A.            PFC owns, directly and indirectly, 100% of the Equity Interests of PFC Gas Holdings, LLC, a Florida limited liability company (“Holdco”), and GP.

B.            Holdco and GP (collectively, the “Company Partners”) together own 100% of the partnership interests of Company (the “Interests”).

C.            Holdco owns, as the sole limited partner of the Company, 99% of the partnership interests of Company. Holdco is the sole member and owns 100% of the membership interests of GP. GP owns the remaining 1% of the partnership interests of, and is the sole general partner of Company.

D.            Company owns, as sole limited partner, 96.1% of the partnership interests of Winchester Production Company, Ltd., a Texas limited partnership (“Winchester”). Company is the sole member and owns 100% of the membership interests of Vaughan Holding Company, LLC, a Texas limited liability company (“Vaughan”). Vaughan owns the remaining 3.9% of the partnership interests of, and is the general partner of, Winchester.

E.             Company, owns, as sole limited partner, 99.5% of the partnership interests of TGG Pipeline, Ltd., a Texas limited partnership (“TGG”). Vaughan owns the remaining 0.5% of the partnership interests of, and is the general partner of, TGG.

F.             Company, owns, as sole limited partner, 99.5% of the partnership interests of Talco Midstream Assets, Ltd., a Texas limited partnership (“Talco”). Vaughan owns the remaining 0.5% of the partnership interests of, and is the general partner of, Talco.

G.            Talco owns 100% of the membership interests of Garrison Gathering, LLC, a Texas limited liability company (“Garrison,” and, along with Winchester, TGG and Talco, the “Operating Companies”).

H.            Garrison owns a 50% undivided interest in the portion of the Midstream Assets serving certain Oil and Gas Properties of Winchester in Nacogdoches and Shelby Counties, Texas.

I.              Buyer desires to acquire the Company and its Subsidiaries, and the parties have determined that the most practical manner to give effect to such combination is through the merger of the Company with and into Buyer.

J.             Pursuant to the Merger (as hereafter defined), each 1% of the outstanding Interests at the Effective Time on the Closing Date will be converted into the right to receive 1% of the Adjusted Purchase Price payable by Buyer as provided herein.

K.            Pursuant to and in consideration of this Agreement, in connection with the Merger PFC will cause Dulcimer Land Company, an Affiliate of PFC, to convey certain real property interests to a designee of Buyer.

L.            The Operating Companies and Vaughan are also referred to herein collectively as the “Subsidiaries” and individually as a “Subsidiary.”

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, PFC, GP and the Company and Buyer agree as follows:

ARTICLE I

THE MERGER AND THE PURCHASE PRICE

1.1           Agreement to Merge. Prior to the date hereof, PFC has caused Holdco, as the sole limited partner of the Company, to provide its consent to and approval of this Agreement and the Merger and the provisions regarding payment of the Adjusted Purchase Price to GP on behalf of the Company Partners, pursuant to Applicable Law and the Company Partnership Agreement. GP as general partner of the Company, in connection with the consummation of the Closing and subject to the terms and conditions of this Agreement, by its execution of this Agreement on behalf of the Company, hereby consents to and approves this Agreement and the Merger and will cause the Company to execute and deliver the Texas Certificate of Merger.

1.2           The Plan of Merger and Effective Time.

(A)          Subject to the provisions of this Agreement, on the Closing Date GP shall cause the Texas Certificate of Merger to be filed with the Secretary of State of the State of Texas, as executed by Buyer in accordance with the TRLPA, Buyer shall cause the Delaware Certificate of Merger to be filed with the Secretary of State of Delaware pursuant to the DLLCA, and the Company and Buyer shall make all other recordings or filings required under the TRLPA and the DLLCA. The Merger shall become effective upon the later of filing of the Texas Certificate of Merger with the Secretary of State of the State of Texas and the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware, or at such later date and time as is agreed to by PFC and Buyer prior to such filing and is set forth in the Certificates of Merger (such time, the “Effective Time” and such date, the “Effective Date”).

(B)           Upon the terms and subject to the conditions of this Agreement and the Certificate of Merger, at the Effective Time (1) the separate existence of the Company shall cease and the Company shall be merged with and into Buyer in accordance with the provisions of and with the effects provided in the TRLPA and the DLLCA (the “Merger”), (2) the Certificate of Formation of Buyer shall be the certificate of formation of Buyer until further amended in accordance with the DLLCA, (3) the officers of the Buyer immediately prior to the Effective Time shall be the officers of Buyer after the Effective Time, and such officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Buyer’s Certificate of Formation, Limited Liability Company Agreement or the DLLCA, and (4) the Merger shall have the effects set forth herein and in the DLLCA. Buyer shall be the surviving entity resulting from the Merger and shall continue to be governed by the laws of the State of Delaware. Without limiting the generality of the foregoing (or the consequences of the Merger under Applicable Law), and subject thereto, at the Effective Time, all rights, property, privileges, immunities, powers and franchises of the Company shall vest in Buyer, and all debts, liability, obligations and duties of the Company shall become the debts, liabilities, obligations and duties of the Buyer.

(C)           At the Effective Time, by virtue of the Merger and without any further action on the part of the parties, each 1% of the Interests shall be automatically converted into the right to receive payment of 1% of the Adjusted Purchase Price payable by Buyer as provided herein with the aggregate amount of all such payments not exceeding the Adjusted Purchase Price. As of the Effective Time, all of the Interests shall cease to exist, and the Company Partners shall cease to have any rights with respect thereto, except the right to receive the payments of Adjusted Purchase Price as provided herein, and Buyer membership interests then existing shall continue without change and no holder of a Buyer membership interest shall be entitled to any consideration in connection with the Merger.

(D)          If, pursuant to Section 1.6, Article VIII or Section 11.1, any amount of the Adjusted Purchase Price paid to the Company Partners becomes repayable to Buyer, such repayment obligation shall be an obligation of PFC and not of the Company Partners or of GP or the Company.

1.3           Base Purchase Price. The consideration payable by Buyer in the Merger shall be an aggregate cash purchase price of $1,195,000,000 (the “Base Purchase Price”), as adjusted pursuant to this Agreement (the “Adjusted Purchase Price”).

1.4           Adjustments to the Base Purchase Price.

(A)          The Base Purchase Price shall be increased by:

(1)           the amount, if any, by which the Closing Date Working Capital exceeds zero;

(2)           the Interim Capital Costs; and

(3)           the amount, if any, by which zero exceeds the Adjusted Interim EBITDA.

(B)           The Base Purchase Price shall be decreased by:

(1)           the amount, if any, by which the Adjusted Interim EBITDA exceeds zero;

(2)           the amount, if any, by which zero exceeds the Closing Date Working Capital;

(3)           $2,160,000, in compensation for the loss in value of the Winchester Hedges prior to June 29, 2006;

(4)           the amount of any Extraordinary Payments payable by the Company or any Subsidiary and not otherwise satisfied by PFC prior to Closing;

(5)           the amount of any Transaction Costs payable by the Company or any Subsidiary and not otherwise satisfied by PFC prior to Closing;

(6)           the actual aggregate Imbalances, if any, owed by the Company or any Subsidiary to third parties, as of the Valuation Date, as set forth on Company Schedule 4.17(B), multiplied by a price of $6.9843 per MMBtu; and

(7)           if the Put Election Notice is delivered to PFC in accordance with Section 7.23, the aggregate amount of the Allocated Values for the Put Properties.

(C)           At least 5 Business Days prior to the Closing Date, GP shall deliver to Buyer wire transfer instructions for the payment to GP on behalf of the Company Partners, at Closing, of the Closing Payment pursuant to this Agreement. The Adjusted Purchase Price (whether payable at Closing or thereafter) will be paid by wire transfer of immediately available funds. GP shall be responsible for paying from such account all amounts payable to Holdco as the other Company Partner pursuant to the Merger and this Agreement.

(D)          The amount of Base Purchase Price adjustments for Closing Date Working Capital, Interim Capital Costs, Adjusted Interim EBITDA, Extraordinary Payments and Transaction Costs shall be determined in accordance with this Agreement and the Accounting Principles. By way of example only, (1) attached hereto as Schedule 1.4(D)(1) is a statement of Net Working Capital determined in accordance with the foregoing as of 5:00 p.m., Dallas, Texas time on the Valuation Date, and (2) attached hereto as Schedule 1.4(D)(2) is the calculation of Adjusted Interim EBITDA determined in accordance with the foregoing as if the relevant period were the six months ended June 30, 2006.

1.5           Determination of Adjusted Purchase Price; Preliminary Settlement Statement.

(A)          PFC shall prepare and deliver to Buyer, no later than 5 Business Days prior to the Closing Date, a detailed statement (the “Preliminary Settlement Statement”) that shall reflect PFC’s good faith estimate of each adjustment to be made in accordance with Section 1.4. The Preliminary Settlement Statement shall include a detailed statement of the preliminary calculation of Closing Date Working Capital, Adjusted Interim EBITDA, Interim Capital Costs, Transaction Costs and Extraordinary Costs.

(B)           Buyer may dispute in good faith any adjustment proposed in the Preliminary Settlement Statement by delivering to PFC no later than 5:00 p.m., Dallas, Texas time on the date that is 3 Business Days prior to the Closing Date a written notice of any objection, specifically referring to the calculation component in issue (e.g., the specific components of the Adjusted Interim EBITDA calculation to which Buyer objects) and stating the reasons for the objection in reasonable detail, as well as any calculation Buyer proposes as the correct calculation (a “Preliminary Objection”). Buyer and the PFC shall use commercially reasonable efforts to resolve any such dispute set forth in Buyer’s Preliminary Objection prior to Closing.

(C)           PFC shall afford Buyer and its representatives the opportunity to review the Preliminary Settlement Statement and such supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Buyer’s review of the Preliminary Settlement Statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto.

(D)          If Buyer and PFC resolve a disputed item in an amount different than presented in the Preliminary Settlement Statement, the Preliminary Settlement Statement will be amended accordingly. If Buyer and PFC are not able to resolve a dispute regarding an item to which Buyer objected, the Preliminary Settlement Statement will be amended to delete the disputed portion in such item from the Preliminary Settlement Statement and to note that such portion is disputed. At the Closing Buyer shall pay the amount set forth as the Adjusted Purchase Price in the Preliminary Settlement Statement as so amended, if amended (the “Closing Payment”). The resolution of any unpaid disputed portion will occur pursuant to Section 1.6.

(E)           After the Closing, the Purchase Price shall be subject to further adjustment pursuant to Section 1.6, and neither PFC’s delivery of an estimate of adjustments pursuant to this Section 1.5, the delivery of a Preliminary Objection by Buyer pursuant to this Section 1.5, the settlement of a disputed item as reflected in an amended Preliminary Settlement Statement, nor the failure to deliver any such dispute notice shall bar any such further adjustments pursuant to Section 1.6.

1.6           Final Settlement Statement.

(A)          On or before the 90th day after the Closing Date, PFC shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth PFC’s final calculation of the adjustments to be made to the Purchase Price pursuant to Section 1.4. The Final Settlement Statement shall include a detailed statement of the (1) final statement of Closing Date Working Capital, Adjusted Interim EBITDA, Interim Capital Costs, Transaction Costs and Extraordinary Costs and (2) the amount of any Title Defects that PFC and Buyer have agreed under Article VIII shall be deducted from the Adjusted Purchase Price then unpaid by Buyer. The Final Settlement Statement shall show the net amount due to the Company Partners, or repayable to Buyer by PFC, as applicable, giving effect to the Closing Payment paid by Buyer at the Closing and the Adjusted Purchase Price as shown in the Final Settlement Statement.

(B)           Buyer may dispute in good faith any adjustment proposed in the Final Settlement Statement, including the schedules thereto (other than amounts with respect to Title Defects, which are determined according to Article VIII and Section 11.1) by delivering to PFC, within 30 days after receipt of the Final Settlement Statement, a written notice of objection specifically referring to the calculation component in issue (e.g., the specific components of the Adjusted Interim EBITDA calculation to which Buyer objects) and stating the reasons for the objection in reasonable detail, as well as any calculation Buyer proposes as the correct calculation (the “Final Objection Notice”). If within 30 days following delivery of the Final

Settlement Statement to Buyer, Buyer has not delivered to PFC a Final Objection Notice, then the Final Settlement Statement shall be deemed final and conclusive as to all items and such items shall thereafter not be subject to any appeal or further challenge hereunder or otherwise. PFC and Buyer shall use commercially reasonable efforts to resolve any item disputed in the Final Objection Notice for a period of time not to exceed 30 days from the date of Final Objection Notice (the “Final Settlement Date”).

(C)           PFC shall afford Buyer and its representatives the opportunity to review the Final Settlement Statement and such supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Buyer’s review of the Final Settlement Statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto.

(D)          If Buyer and PFC resolve a disputed item in an amount different than presented in the Final Settlement Statement, the Final Settlement Statement will be amended accordingly. If Buyer and PFC are not able to resolve the disputed portion regarding an item to which Buyer objected, the Final Settlement Statement will be amended to delete such disputed portion from the Final Settlement Statement, and to note that the item is disputed and is to be resolved pursuant to this Section 1.6. Within 5 Business Days from the Final Settlement Date, the party entitled to a payment as reflected in the Final Settlement Statement as so amended, if amended, shall pay such amount by wire transfer of immediately available funds.

(E)           If PFC and Buyer are unable to agree upon an item in the Final Settlement Statement by the Final Settlement Date, PFC and Buyer will refer all such disputed items to Ernst & Young LLP (or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and PFC in writing) (the “Referral Firm”). If any disputed item is submitted to the Referral Firm for resolution, PFC and Buyer each shall promptly enter into a reasonable and customary engagement letter with the Referral Firm at the time a dispute is first submitted. The Referral Firm will be directed to review the Final Settlement Statement and the records relating thereto only with respect to items identified in Buyer’s Final Objection Notice that remain disputed immediately following the Final Settlement Date, and determine the final adjustments, other than adjustments with respect to outstanding and unresolved Title Defects (which are to be determined according to the procedures set forth in Article VIII and Section 11.1). Each party shall furnish the Referral Firm such work papers and other records and information relating to the objections in dispute as the Referral Firm may reasonably request and that are available to such party or its Affiliates (and such parties’ independent public accountants).

(F)           The Referral Firm will apply the Accounting Principles in accordance with this Agreement in assigning a value to each disputed item. To the extent that a value has been assigned to any item that remains in dispute, the Referral Firm shall not assign a value to such item that is greater than the greatest value for such item claimed by PFC or Buyer or less than the smallest value for such item claimed by PFC or Buyer, except in a case where PFC failed to provide to Buyer the information as required by this Agreement for Buyer’s assessment of the Final Settlement Statement.

(G)           With respect to any matter for which interpretation of this Agreement is required for the settlement of matters under this Section 1.6, the Referral Firm must construe this Agreement in accordance with the interpretation thereof mutually agreed to by Buyer and PFC. If Buyer and PFC cannot agree on such interpretation, such matter shall be submitted to arbitration in accordance with Section 11.1 and the Referral Firm shall decide all other matters specified for its determination in this Section 1.6 (if possible without an interpretation, or as soon as practicable after the Referral Firm is advised of the resolution of a contested interpretation necessary for the Referral Firm’s decision). The decision of the Referral Firm shall be binding and conclusive on Buyer, the Company Partners, and PFC, and shall not be subject to challenge under Section 11.1 (except for any contention that the Referral Firm exceeded its authority in rendering such decision) and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof.

(H)          The Referral Firm shall deliver its final calculation of the Final Settlement Statement as amended pursuant to Section 1.6(D) and as further amended by the Referral Firm to reflect the Referral Firm’s determination as to each disputed item submitted to it pursuant hereto, in writing to Buyer, GP and PFC as soon as practicable, and PFC or Buyer, as applicable, shall pay and Buyer or GP (on behalf of the Company Partners), as applicable, shall receive the amount owed as stated therein (after taking into account all amounts previously paid by all parties hereto), no later than the 5th Business Day following the owing party’s receipt from the Referral Firm of its decision.

(I)            The net amount due from Buyer to GP on behalf of the Company Partners, or from PFC to Buyer, as a result of the decision of the Referral Firm, if any, shall be increased by interest at the Prime Rate, accruing from the date such amount should have been paid to the date of payment.

(J)            The parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Referral Firm, including but not limited to making available books, records and, as available, personnel as reasonably required.

(K)          The fees and expenses of the Referral Firm shall be borne one-half each by Buyer and PFC.

ARTICLE II
CLOSING

2.1           Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place (A) at the offices of Hunton & Williams LLP in Dallas, Texas, at 10:00 a.m. (local Dallas, Texas time) on the later of (i) October 2, 2006; or (ii) the first Business Day of the month following the satisfaction (or waiver by the party or parties entitled to the benefit thereof) of each of the conditions set forth in Sections 9.1 and 9.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) or (B) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date.”  All Closing transactions shall be deemed to have occurred simultaneously.

2.2           Deliveries by PFC and the Company. At the Closing, PFC and the Company shall deliver or cause to be delivered to Buyer the following:

(A)          a counterpart of the transition services agreement substantially in the form attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by PFC and Buyer;

(B)           evidence of the filing of the Texas Certificate of Merger;

(C)           the Letter of Acknowledgment, duly executed by all necessary parties;

(D)          evidence reasonably satisfactory to Buyer of the complete cancellation of all Intracompany Obligations without further obligation by the Company or any Subsidiary thereafter;

(E)           a certificate of non-foreign status, duly executed by the Company which meets the requirements of the Department of Treasury (“Treasury”) Regulation Section 1.1445-2(b)(2);

(F)           the certificate described in Section 9.2(D);

(G)           all documentation evidencing the Winchester Hedges and the Retained Legacy Hedges, and (1) with respect to the Retained Legacy Hedges, evidence reasonably satisfactory to Buyer that prior to the Closing, one of the two alternatives contemplated in Section 6.4 hereof has been effectuated; (2) with respect to the Set-Aside Hedges, evidence reasonably satisfactory to Buyer that prior to the Closing, such transactions have been terminated such that none of the Company or any Subsidiary has any continuing obligation or liability with respect to such transactions; and (3) with respect to the other Non-Retained Legacy Hedges (other than the Set-Aside Hedges), evidence reasonably satisfactory to Buyer that prior to the Closing, the Company has either (a) terminated and liquidated such transactions such that the party to such transactions that is net out-of-the-money pays the other party to such transactions such net liquidated amount, or (b) assigned each such transaction to a third party other than the Company or any Subsidiary, such that in either case, as of the Closing, none of the Company or any Subsidiary has any continuing obligation or liability with respect to such transactions;

(H)          an Asset Purchase Agreement and Special Warranty Deed or other instruments of conveyance reasonably acceptable to Buyer in form and substance, conveying to Buyer (or Buyer’s designee(s)) interests in oil and gas owned by Dulcimer Land Company, an Affiliate of PFC, as described in such Special Warranty Deed (or other instrument) executed by Dulcimer Land Company;

(I)            a legal opinion rendered by counsel to PFC, GP and the Company in substantially the form attached hereto as Exhibit C; and

(J)            the Horizon License.

2.3           Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to PFC, the Company or any Subsidiary, as applicable the following:

(A)          immediately available funds in an amount equal to the Closing Payment pursuant to the provisions of Section 1.5(D);

(B)           the certificate described in Section 9.1(C);

(C)           a legal opinion rendered by counsel to Buyer in substantially the form attached hereto as Exhibit C;

(D)          evidence of the filing of the Delaware Certificate of Merger;

(E)           the Asset Purchase Agreement identified in Section 2.2(H), in form and substance reasonably acceptable to Buyer, and payment pursuant to the Asset Purchase Agreement of $5,000,000 to GP on behalf of Dulcimer Land Company as consideration for the assets conveyed by Dulcimer Land Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PFC AND GP

PFC and GP jointly and severally represent and warrant to Buyer as follows:

3.1           Organization.

(A)          PFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Holdco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. GP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

(B)           PFC has full power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. Each Company Partner has full power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

(C)           PFC is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary under Applicable Law as a result of the conduct of its business and the ownership or lease of its properties. Each Company Partner is duly qualified or licensed to do business as a limited liability company and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, and all such jurisdictions are set forth on Company Schedule 3.1(C).

3.2           Title to Interests. PFC is (and at the Closing will be) the record and beneficial owner of all of the Equity Interests of Holdco, which is the sole limited partner of the Company and the sole member of GP, the sole general partner of the Company. Each Company Partner has good, valid, and marketable title to the Interests, free and clear of all Liens other than (A) liens that may arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates, (B) restrictions on transfer that may be imposed by federal or state securities laws, and (C) restrictions on transfer described on Company Schedule 3.2, all of which will be cancelled as of the Closing.

3.3           Authority.

(A)          PFC has all requisite corporate power and authority, and each Company Partner has all requisite limited liability company power and authority, to execute, deliver, and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. GP has all requisite limited liability company power and authority to act as the general partner of the Company, and Holdco has all requisite limited liability company power and authority to act as the limited partner of the Company.

(B)           The execution and delivery by PFC and GP of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of PFC, GP, for and on behalf of itself and in its capacity as the general partner of the Company, and Holdco, for and on behalf of itself and in its capacity as the limited partner of the Company, and no other proceedings on the part of PFC and each Company Partner are necessary to authorize the execution or delivery of such Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(C)           Prior to the date hereof, GP, as the general partner of the Company, has consented to and approved this Agreement and the Merger in accordance with the Governing Documents of the Company, and no other approval by the Company Partners is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

3.4           Valid and Binding Agreement. Each of this Agreement and the other Transaction Documents to which PFC and GP are a party has been, or when executed will be, duly and validly executed and delivered by PFC and GP, as applicable, and constitutes, or when executed and delivered will constitute, PFC’s and GP’s valid and legally binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

3.5           Non-Contravention. Except for the Consents described on Company Schedule 3.6, neither the execution, delivery, and performance by PFC and GP of this Agreement and each other Transaction Document executed or to be executed by PFC or GP or both in connection with the transactions contemplated hereby and thereby, nor the consummation by it of the transactions contemplated hereby and thereby will (with or without the giving of notice or the passage of time or both) (A) conflict with or result in a violation of any provision of, or constitute a breach of or default under, or give rise to a right to impose any fine or penalty, any right of termination, cancellation, amendment, modification, payment or acceleration, the loss of a material benefit under any provision of any bond, debenture, note, mortgage, lease, license, franchise, indenture, or any other Contract or other instrument or obligation to which it is a party or by which it or any of its properties may be bound or subject, (B) conflict with or result in a violation of any provision of the Governing Documents of PFC or GP, as amended, (C) violate any Applicable Law binding upon it or any of its properties (which representation, with respect to federal and state securities laws, is made in reliance on Buyer’s representations in Sections 5.8 through 5.10); or (D) give rise to a right to purchase or foreclose upon any Interests, other than as contemplated by this Agreement, or result in the creation of a Lien on any of the Interests.

3.6           Consents and Approvals. Except in connection with the filing of a pre-merger notification report and any other filings required under the HSR Act, the filing of the Merger Certificates, or as set forth on Company Schedule 3.6, no Consent is required to be obtained or made by PFC or any Company Partner in connection with the execution, delivery, or performance by PFC or GP of this Agreement and the other Transaction Documents to which it is a party or the consummation by it of the transactions contemplated hereby and thereby (which representation, with respect to federal and state securities laws, is made in reliance on Buyer’s representations in Sections 5.8 through 5.10).

3.7           Pending Litigation. Except as set forth on Company Schedule 3.7, there are no Proceedings pending or, to the Knowledge of PFC or GP, threatened, in which PFC, GP, Holdco or any Affiliate thereof is or may be a party, affecting the execution and delivery of this Agreement or any other Transaction Documents by PFC or GP or the consummation by PFC, GP or Holdco of the transactions contemplated hereby and thereby.

3.8           PFC Benefit Plans.

(A)          Company Schedule 3.8(A) sets forth a list of each of the following which is sponsored, maintained or contributed to by PFC or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with PFC under Section 414(b), (c), (m) or (o) of the Code (a “PFC ERISA Affiliate”), or which has been so sponsored, maintained or contributed to within six years prior to the Closing Date, in which any Affected Employee (as defined in Section 7.6(A)) currently participates or may be eligible for a benefit (the “PFC Benefit Plans”):

(1)           each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA) (each a “Plan,” and collectively, the “Plans”); and

(2)           each material personnel policy, stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, educational, adoption or dependent care assistance program, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding (each a “Benefit Program or Agreement,” and collectively the “Benefit Programs or Agreements”).

(B)           The most recent determination letter from the IRS and any outstanding determination letter applications for each PFC Benefit Plan intended to be qualified under Section 401 of the Code have been provided to Buyer.

(C)           Except as set forth in Company Schedule 3.8(C), neither PFC nor any PFC ERISA Affiliate (including the Company and the Subsidiaries) has incurred any of the following liabilities, except for liabilities that have been discharged, and neither PFC nor any of its Affiliates (including the Company and the Subsidiaries) nor Buyer will incur or become subject to any such liabilities as a result of the transactions contemplated by this Agreement (1) any withdrawal liability, within the meaning of Section 4201 of ERISA; (2) any liability to the Pension Benefit Guaranty Corporation; and (3) any accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code;

(D)          Except as disclosed in Company Schedule 3.8(D), the execution and delivery of this Agreement and the consummation of the transaction(s) contemplated hereby will not (1) require the Company or any Subsidiary to make a larger contribution to, or pay greater compensation or benefits under, any Plan or Benefit Program or Agreement than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (2) create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement, or (3) result in any payment to any Affected Employee failing to be deductible by the Company or any Subsidiary under Code Section 280G or any Affected Employee being subject to a Tax to the extent that it would constitute a penalty under Code Section 409A or 4999.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PFC AND THE COMPANY

PFC and the Company jointly and severally represent and warrant to Buyer as follows:

4.1           Organization.

(A)          The Company is a limited partnership duly formed and validly existing under the laws of the State of Texas and has all requisite limited partnership power and authority to carry on its business as now being conducted.

(B)           The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, and all such jurisdictions are set forth on Company Schedule 4.1(B).

(C)           The Company does not have any Proceeding pending, or to the Knowledge of PFC and the Company, threatened, against it to dissolve or liquidate the Company or any of the Subsidiaries.

(D)          Except as set forth on Company Schedule 4.1(D), since its inception, the Company has not engaged in any activity, other than actions in connection with (1) its organization, (2) the purchase and ownership of all of the outstanding Equity Interests of the Subsidiaries, (3) the preparation, negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (4) other actions solely in connection with the business of the Operating Companies.

4.2           Governing Documents.

(A)          PFC and the Company have made available to Buyer accurate and complete copies of:

(1)           the Governing Documents as in effect as of the date hereof for each of Company, Holdco, GP and the Subsidiaries (except as to the new Subsidiary formed pursuant to Section 6.3, with respect to which this representation and warranty will speak as of the date of formation); and

(2)           minutes of all meetings of the GP (as general partner of the Company) and the governing body or general partner, as applicable, of the Subsidiaries, along with all written consents and resolutions of the GP and the governing body or general partner of Holdco and the Subsidiaries, any committees of such governing bodies and the members, or other equity holders of the GP, the Company and the Subsidiaries in the possession of PFC, the GP, the Company, Holdco, and any Subsidiary (which, as to the period of time from and after April 25, 2002, represent all of such minutes, consents and resolutions).

(B)           Such Governing Documents, minutes, consents and resolutions accurately reflect the current Equity Interests in the Company and the Subsidiaries.

4.3           Capital Structure.

(A)          The Interests are not subject to, and have not been issued in violation of, preemptive rights, preferential rights of subscription or purchase or similar rights.

(B)           Except for the Interests and the rights created by this Agreement, there are (and as of the Closing Date there will be) outstanding or in existence:

(1)           no partnership interests or other Equity Interests or debt securities of the Company; and

(2)           no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company.

(C)           No Equity Interests of the Company are reserved for issuance or for any other purpose.

(D)          There are no issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters pertaining to the Company.

(E)           There are (and as of the Closing Date there will be) no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any Interests or other Equity Interests of the Company.

4.4           Authority, Valid and Binding Agreement.

(A)          The Company has all requisite power and authority to execute, deliver, and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(B)           The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Company, and, except for the consent of the limited partner of Company as required by the Company Partnership Agreement, which consent will be delivered at Closing, no other proceedings on the part of the Company are necessary to authorize the execution or delivery of such Transaction Documents or to consummate the transactions contemplated hereby and thereby.

(C)           This Agreement has been duly executed and delivered by the Company and constitutes, and each other Transaction Document to be executed by the Company in connection with the transactions contemplated hereby and thereby to which it is a party has been, or when executed will be, duly executed and delivered by the Company, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

4.5           Non-Contravention, Consents and Approvals.

(A)          Except as set forth on Company Schedule 4.5(A), neither the execution, delivery, and performance by the Company of this Agreement and each other Transaction Document executed or to be executed by the Company in connection with the transactions contemplated hereby and thereby, nor the consummation by it of the transactions contemplated hereby and thereby will (with or without the giving of notice or the passage of time or both):

(1)           conflict with or result in a violation of any provision of the Governing Documents of the Company or any Subsidiary;

(2)           result in the creation or imposition of any Lien (other than Permitted Encumbrances) on any of the Company’s or any Subsidiary’s properties or other assets;

(3)           conflict with or result in a violation of any provision of, or constitute a breach of or default under, or give rise to a right to impose any fine or penalty, a right to purchase or foreclose upon any of the Properties or Midstream Assets, any right of termination, cancellation, amendment, modification, payment or acceleration, the loss of a material benefit, or result in the creation of any Lien on any Interests under any provision of any bond, debenture, note, mortgage, lease, license, franchise,  indenture, or any other Contract or other instrument or obligation to which the Company or a Subsidiary is a party or by which the Company any Subsidiary or any of the Company’s or a Subsidiary’s properties may be bound or subject; or

(4)           violate in any material respect any Applicable Law binding upon the Company or any Subsidiary or any of their respective properties, including the Properties and Midstream Assets; and

(B)           except in connection with the filing of a premerger notification report and any other filings required under the HSR Act, the filing of the Merger Certificates, or as set forth on Company Schedule 4.5(B) no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery, or performance by the Company of this Agreement, each other Transaction Document executed or to be executed by the Company or any Subsidiary in connection with the transactions contemplated hereby to which they are a party or the consummation by them of the transactions contemplated hereby and thereby.

4.6           Ownership; Capitalization of Subsidiaries.

(A)          Except for the Company’s direct or indirect ownership in the Subsidiaries, the Company does not own, directly or indirectly, or have the right to acquire, by Contract or otherwise, any capital stock of, or other Equity Interest in, any Person.

(B)           Company Schedule 4.6(B) sets forth a true and complete list of the jurisdiction of incorporation or organization of each Subsidiary and the number and percentage of each Subsidiary’s outstanding Equity Interests owned by the Company or another Subsidiary as defined therein (subject to the transfers by Vaughan contemplated by Section 6.3).

(C)           Each Subsidiary:

(1)           is duly formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation;

(2)           is duly qualified or licensed to do business as a foreign entity and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, and all such jurisdictions are set forth on Company Schedule 4.6(C)(2); and

(3)           has all requisite entity power and authority to carry on its business as now being conducted.

(D)          No Subsidiary has any Proceeding pending, or to the Knowledge of PFC and the Company, threatened, against it to dissolve or liquidate such Subsidiary.

(E)           No Equity Interests of any Subsidiary are subject to, nor have any been issued in violation of, preemptive rights, preferential rights of subscription or purchase of any Person or any similar rights.

(F)           All the outstanding Equity Interests of each Subsidiary are owned directly or indirectly by the Company, free and clear of all Liens.

(G)           Except as set forth on Company Schedule 4.6(B), there are outstanding:

(1)           no Equity Interests or debt securities of any Subsidiary; and

(2)           no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to any Subsidiary.

(H)          No Equity Interests of any Subsidiary are reserved for issuance or for any other purpose.

(I)            There are no issued or outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters pertaining to any Subsidiary.

(J)            There are (and as of the Closing Date there will be) no outstanding obligations of the Company or any Subsidiary to repurchase, redeem, or otherwise acquire any Equity Interests of any Subsidiary.

4.7           Financial Statements.

(A)          Company Schedule 4.7(A) sets forth accurate and complete copies of:  (1) the unaudited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2005, 2004 and 2003, together with the unaudited consolidated statements of income for each of the years then ended and (2) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2006 (the “Balance Sheet”), together with the unaudited consolidated statements of income for the six-month period then ended (collectively, the “Financial Statements”).

(B)           The Financial Statements for 2005 and 2006 fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of their respective dates and the consolidated results of operations of the Company and the Subsidiaries for the periods indicated therein, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except:  for (i) the absence of notes thereto as required by GAAP:  (ii) as noted on Company Schedule 4.7(B) and, (iii) as to the June 30, 2006 interim statements, to immaterial year-end adjustments). The Financial Statements have been prepared from, and are consistent with, the books and records of the Company and the Subsidiaries. The books and records of the Company and the Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(C)           Since the Valuation Date, there have been no distributions by the Company or any of the Subsidiaries to PFC or any Related Affiliate of cash or Equity Interests except as set forth on the June 30, 2006 Financial Statements or Company Schedule 4.7(C). There is no Indebtedness of the Company and the Subsidiaries other than (1) the Intracompany Obligations and (2) the Retained Legacy Hedges, the Non-Retained Legacy Hedges, and the Winchester Hedges.

4.8           Undisclosed Liabilities. There is no liability or obligation of any kind, whether accrued, absolute, secured, unsecured, fixed, contingent, or otherwise, of the Company and/or the Subsidiaries other than (A) liabilities adequately reflected or reserved against in the Balance Sheet, (B) liabilities incurred in the Ordinary Course of Business since June 30, 2006, (C)liabilities disclosed in Company Schedule 4.8, and (D) liabilities that would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied in a manner consistent with past practice, in the preparation of the Financial Statements that in the aggregate are not material to the financial condition or operating results of the Company and the Subsidiaries taken as a whole.

4.9           Absence of Certain Changes or Events. Except as otherwise set forth in Company Schedule 4.8 or Company Schedule 4.9, since June 30, 2006, (A) the Company and each Subsidiary has conducted their respective businesses in all material respects in the Ordinary Course of Business, except as modified to be able to represent compliance with the performance of the covenants set forth in Sections 6.1,  6.2, and 6.3, and (B) there has not been any event, occurrence, circumstance or fact that has had or would be reasonably likely to result in or constitute, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Company Schedule 4.9, since June 30, 2006, neither the Company nor any Subsidiary has acted or failed to act in a manner that would have been prohibited by Sections 6.2(F) through 6.2(N) if the terms of such Sections had been in effect as of and after such date.

4.10         Controls and Procedures.

(A)          The Company and the Subsidiaries have operated under Progress Energy, Inc. systems of internal accounting controls sufficient to provide reasonable assurances at a Progress Energy, Inc. level of materiality that (1) all transactions related to the Company or any Subsidiary are executed in accordance with management’s general or specific authorization, (2) except as set forth on Company Schedule 4.10, transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and the Subsidiaries and to maintain accountability for the Company’s and the Subsidiaries’ assets, and (3) access to the property and assets of the Company or any Subsidiary is permitted only in accordance with management’s general or specific authorization. Except as set forth on Company Schedule 4.10, to the Knowledge of PFC and the Company, at a Progress Energy, Inc., level of materiality, there are (1) no significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s or any Subsidiary’s ability to record, process, summarize and report financial data, (2) any material weaknesses in the Company’s or any Subsidiary’s internal controls and (3) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s or any Subsidiary’s internal control over financial reporting.

(B)           PFC AND THE COMPANY MAKE NO REPRESENTATION WITH RESPECT TO ANY FINANCIAL INFORMATION OF THE COMPANY AND THE SUBSIDIARIES DELIVERED TO BUYER OTHER THAN AS CONTAINED IN THIS AGREEMENT AND THE SCHEDULES HERETO OR ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE INFORMATION PRESENTED OR REFLECTED IN THE FINANCIAL STATEMENTS OTHER THAN AS CONTAINED IN THIS AGREEMENT AND THE SCHEDULES HERETO.

4.11         Pending Litigation.

(A)          Except as set forth in Company Schedule 4.11, (1) no Proceeding is pending or, to the Knowledge of PFC or the Company, threatened against the Company, the Subsidiaries or any of their respective assets, the Properties or the Midstream Assets, (2) to the Knowledge of PFC and the Company, no circumstances exist that reasonably could be expected to give rise to a material Proceeding, and (3) neither the Company nor any Subsidiary is subject to any outstanding injunction, judgment, order, decree, compliance or settlement agreement, conciliation agreement, memorandum of understanding, writ, letter of commitment, deficiency letter or ruling issued by a Governmental Entity (other than routine oil and gas field regulatory orders). True, correct and complete copies of all pleadings, orders and settlement Contracts relating to each matter identified in Company Schedule 4.11 have been made available to Buyer.

(B)           There are no Proceedings pending or, to the Knowledge of PFC or the Company, threatened, in which the Company or any Subsidiary is or may be a party affecting the execution and delivery of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby and thereby.

4.12         Compliance with Laws; Permits. Except as set forth on Company Schedule 4.12:

(A)          the Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws (including with respect to the jurisdiction of the Texas Railroad Commission, the Louisiana Office of Conservation and the Louisiana Public Service Commission), and none of the Company, PFC or any Subsidiary has received any written or, to the Knowledge of PFC and the Company, oral, notice from any Governmental Entity or any other Person that the Company or any Subsidiary is in violation of, or has violated, any Applicable Laws in any material respect that remain unresolved;

(B)           each of the Company and the Subsidiaries has obtained and holds all material federal, state and local governmental Permits reasonably necessary for the lawful conduct of its business and the lawful ownership, lease, use and operation of the Properties and the Midstream Assets, and each of the Company and the Subsidiaries is in compliance in all material respects with all such Permits; and

(C)           neither the execution and delivery of this Agreement or the other Transaction Documents by PFC, the GP or the Company nor the consummation by the Company of the transactions contemplated hereby and thereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) under, any Permit.

4.13         FCC Licenses.

(A)          One or more of the Company and the Subsidiaries holds the FCC Licenses listed and described on Company Schedule 4.13 (the “FCC Licenses”).

(B)           Except as set forth on Company Schedule 4.13(B):

(1)           the FCC Licenses are not material to the conduct of the business of the Company and the Subsidiaries and do not apply to the SCADA system. To the Knowledge of PFC and the Company, the FCC Licenses constitute all of the authorizations required under the Communications Act, or the rules, regulations and policies of the FCC for the present operation of the facilities for which the FCC Licenses have been issued (each such facility individually, a “Station” and collectively the “Stations”);

(2)           the FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired;

(3)           there is no pending or threatened formal action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Licenses (other than proceedings relating to FCC Rules of general applicability) and there is no order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint pending or threatened against PFC, the Company, any Subsidiary or any of the Stations by or before the FCC;

(4)           to the Knowledge of PFC and the Company, the Company, the Subsidiaries and each of the Stations are in compliance in all material respects with the FCC Licenses and the Communications Act;

(5)           PFC, the Company, the Subsidiaries and the Stations are in compliance in all material respects with all rules and regulations of the Federal Aviation Administration applicable to the Stations;

(6)           all reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by PFC, the Company or any Subsidiary with respect to each Station have been timely filed and paid; and

(7)           all such reports and filings are accurate and complete.

4.14         Taxes. Except as set forth on Company Schedule 4.14:

(A)          Each of the Company and Winchester is taxable as a corporation for federal (but not Texas) tax purposes, each of the Subsidiaries (other than Winchester) is a disregarded entity for federal (but not Texas) tax purposes as defined in Treasury Regulation §§ 301.7701-1 to 301.7701-3, and Winchester will become such a disregarded entity effective before the Closing Date as provided in Section 7.7(C)(1).

(B)           Each of the Company and the Subsidiaries has timely filed (taking into account all properly granted extensions) all material Tax Returns required to be filed by it with respect to all Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(C)           Each of the Company and the Subsidiaries has paid all Taxes which are due and payable by it, and there are no unpaid Taxes of any predecessor entity for which any of the Company and the Subsidiaries is liable. The reserve for Tax liabilities (other than liabilities for income Taxes and liabilities for property Taxes) of the Company and the Subsidiaries reflected in the Balance Sheet adequately reflects (in accordance with GAAP) all such Taxes accrued through the date thereof. Neither the Company nor any of the Subsidiaries has incurred any liability for Taxes (excluding any federal income Taxes of the PFC Group) after the date of the Balance Sheet other than in the Ordinary Course of Business or as a result of the transactions contemplated by this Agreement. All Tax withholding and deposit requirements imposed on or with respect to the Company and the Subsidiaries, or for which the Company or any of the Subsidiaries are liable, have been satisfied in all material respects.

(D)          There are no Liens for Taxes upon the assets or properties of any of the Company and the Subsidiaries other than Liens for Taxes not yet due and those which are being contested in good faith by appropriate proceedings.

(E)           Neither the PFC Group (with respect to the Company or any of the Subsidiaries), the Company nor any of the Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect for the period of limitations for the assessment or payment of any Tax or the filing of any Tax Return. No unpaid Tax assessment, deficiency or adjustment has been assessed or asserted in writing against or with respect to the PFC Group (with respect to the Company or any of the Subsidiaries), the Company, or any of the Subsidiaries, by any Governmental Entity; there are no currently pending or, to the Knowledge of the Company, threatened, audits, administrative or judicial proceedings, or any deficiency or refund litigation, with respect to Taxes owed by the Company, any of the Subsidiaries or the PFC Group (with respect to the Company or any of the Subsidiaries).

(F)           No unresolved claim has been made by any Governmental Entity in any jurisdiction in which the Company or any of the Subsidiaries does not file Tax Returns that any such Person is or may be subject to Taxation by that jurisdiction.

(G)           Neither the Company nor any of the Subsidiaries will be required to include any amount in income for any Taxable period ending after the Closing Date as a result of a change in accounting method for any Taxable period ending on or before the Closing Date or pursuant to any agreement with any Governmental Entity with respect to any such Taxable period. Neither the Company nor any of the Subsidiaries will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or otherwise.

(H)          Excluding (1) agreements and arrangements to which all parties are members of the PFC Group and (2) agreements and arrangements under which the lessee or similar user of property is required to pay property or severance Taxes, neither the Company nor any of the Subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or similar arrangement, nor does the Company or any of the Subsidiaries have any liability or potential liability to another party under any such agreement or arrangement.

(I)            Neither the Company nor any of the Subsidiaries has consummated, has participated in, or is currently participating in any transaction that was or is a “listed transaction” as defined in Sections 6011, 6662A or 6707A of the Code or the Treasury Regulations promulgated thereunder, including, but not limited to, transactions identified by the IRS by notice, regulation or other form of published guidance as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(J)            Neither the Company nor any of the Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by The Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the Company or any of the Subsidiaries (directly or indirectly) secures any debt the interest on which is exempt from Tax under Section 103(a) of the Code, and none of the property owned by the Company or any of the Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(K)          Neither the Company nor any Subsidiary thereof (1) has been a member of an affiliated group (other than the PFC Group or a group not including a member other than the Company and its subsidiaries) or (2) has any liability for the Taxes of any Person (other than the members of the PFC Group or a group not including a member other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor.

4.15         Contracts.

(A)          Company Schedule 4.15(A) sets forth a complete and accurate list of all material Contracts relating to the Company’s or any Subsidiary’s business or their ownership or operation of the Properties (exclusive of the Oil and Gas Contracts) to which the Company or any Subsidiary is a party or bound or to which any of their properties or assets are subject, as of the date of this Agreement, which consist of the following (collectively, the “Company Contracts”):

(1)           any contract covering compensation and employment or service of any director, officer, employee or consultant of the Company or any Subsidiary, or relating to any loan from the Company or any Subsidiary to such officer, director, employee or consultant;

(2)           any indenture, mortgage, loan, credit or similar contract of the Company or any Subsidiary pursuant to which the Company or any Subsidiary has borrowed any money or issued any note, bond, indenture or other evidence of Indebtedness, sold and leased back assets and any Hedge or other similar Contracts;

(3)           any guarantee by the Company or any Subsidiary of any obligation of another or of any Hedge;

(4)           any agreement under which the Company or any Subsidiary has granted any Person any registration rights (including demand and piggyback registration rights);

(5)           any agreement respecting any partnership, joint venture, or, with respect to the Interests or any Equity Interests in any Subsidiary, any option, put or call, or right of first refusal;

(6)           other than the Intracompany Obligations, any Contract that is executory in whole or in part and that involves expenditures, benefits, receipts or liabilities of the Company or any Subsidiary of an amount in excess of $250,000 after the date of this Agreement;

(7)           any non-competition Contract or any other Contract or obligation which, in whole or in part, purports to restrict, limit or prohibit the manner in which, or the localities in which, the business of the Company or any Subsidiary is conducted;

(8)           any Contract with PFC or any Related Affiliate that would remain in effect after the Effective Time (other than a Transaction Document);

(9)           Hydrocarbon purchase and sale agreements, gas transportation agreements, residue gas sales agreements, gas gathering agreements, gas transportation agreements, gas processing agreements and gas treating agreements;

(10)         any agreement of indemnification, surety or guarantee entered into outside the Ordinary Course of Business; and

(11)         any written amendment, supplement, modification or waiver in respect of any of the foregoing Contracts.

(B)           PFC and the Company have made available to Buyer at the Company’s offices, for inspection and copying, each Oil and Gas Contract (as defined herein) (subject to

Section 7.1 regarding confidential information). Company Schedule 4.15(B) sets forth a list of all of the Oil and Gas Contracts as of the date of this Agreement described in Sections 4.15(B)(1), (2), (3), (4), (5), (6), and (10). Each Lease and each agreement and other Contract of a type described below by which the Company or any Subsidiary is bound or subject or that are related to the Properties are referred to herein as the “Oil and Gas Contracts”:

(1)           partnership or joint venture agreements;

(2)           agreements pursuant to which the Company or any Subsidiary has granted any Person, or any Person has granted to Company or any Subsidiary, a right of first refusal, a preemptive right of purchase, or other option to acquire any Oil and Gas Property;

(3)           farmin or farmout agreements;

(4)           joint operating, participation or other similar agreements;

(5)           exploration agreements;

(6)           area of mutual interest agreements;

(7)           pooling, communitization and unitization agreements;

(8)           rights of way, surface use, saltwater disposal well and other material agreements relating to the Company’s oil and gas operations entered into in the Ordinary Course of Business;

(9)           gas balancing agreements;

(10)         agreements containing seismic licenses, permits and other rights to geological or geophysical data and information relating to the Leases held by the Company or any Subsidiary; and

(11)         any written amendment, supplement, modification or waiver in respect of any of the foregoing Oil and Gas Contracts.

(C)           Except as set forth on Company Schedule 4.15(C), each Company Contract or Oil and Gas Contract is in full force and effect and is a legal, valid and binding obligation of the Company or the Subsidiary party thereto or bound thereby and, to the Knowledge of PFC and the Company, is enforceable against the other parties thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

(D)          Except as set forth on Company Schedule 4.15(D) each of the Company and the Subsidiaries has performed all material obligations and are not in material breach or default under any Company Contract or Oil and Gas Contract.

(E)           Except as set forth on Company Schedule 4.15(E), no event has occurred, which after notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary, or to the Knowledge of PFC and the Company, any other party, under a Company Contract or an Oil and Gas Contract.

(F)           Except as set forth in Company Schedule 4.15(F) none of the Company or any Subsidiary has received from any other party to a Company Contract or any Oil and Gas Contract written or, to the Knowledge of PFC and the Company, oral notice of the termination or intention to terminate such Company Contract or Oil and Gas Contract.

4.16         Certain Real Property.

(A)          Company Schedule 4.16 contains a complete and correct list, as of the date of this Agreement, of all real property and interests in real property owned by the Company and the Subsidiaries (or leased by any of them, as lessee), other than the Properties and Midstream Assets, setting forth information sufficient to identify such real property and the legal owner thereof. To the extent not constituting leased property and except for the C&S Field Office described on Company Schedule 4.16, the Company or a Subsidiary has good, valid fee simple title to the real property set forth on Company Schedule 4.16 that, to the Knowledge of PFC and the Company, is free and clear of any Liens other than Permitted Encumbrances except as shown on Company Schedule 4.16. Except as set forth in Company Schedule 4.16, each lease in such real property grants the lessee under such lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Encumbrances. Each of the Company and the Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective leases (other than the Leases) free and clear of any Liens other than Permitted Encumbrances.

(B)           To the Knowledge of PFC and the Company, the use and operation of the real property set forth on Company Schedule 4.16 in the conduct of the business of the Company and the Subsidiaries does not violate in any material respect any instrument of record or agreement affecting the real property, and no assertion of such violation has been made against PFC, the Company or any Subsidiary.

4.17         Oil and Gas Properties.

(A)          Except as set forth on Company Schedule 4.17(A):

(1)           neither the Company nor any Subsidiary has received written, or, to the Knowledge of PFC or the Company, oral notice or claim from any Governmental Entity or third party, which remains unresolved as of the date of this Agreement, that any of the Wells are being overproduced and there are no well bore imbalances such that any Well is subject or liable to being shut-in or to any overproduction penalty;

(2)           neither the Company nor any Subsidiary has received written, or to the Knowledge of PFC or the Company, oral notice or claim that there has been any change proposed in the production allowables for any Wells;

(3)           neither the Company now any Subsidiary has incurred, made or entered into any commitments to incur, capital expenditures outside of the capital expenditures budget for 2006 previously provided to Buyer and the Project Plan provided in accordance with Section 7.18;

(4)           since the Valuation Date, none of the Company or any Subsidiary has abandoned, or is in the process of abandoning, any Wells (or removed, or is in the process of removing, any material items of equipment, except those replaced by items of substantially equivalent suitability and value) on the Properties;

(5)           there are no outstanding proposals (whether made by the Company, any Subsidiary, or any other party) to drill additional Wells, or to deepen, plug back, or rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, or to abandon any Wells, on the Properties which, if authorized, would require the expenditure of more than $2,000,000 net to the applicable Company’s or Subsidiary’s Working Interest;

(6)           Company Schedule 4.17(A)(6) sets forth, by Well, the amount of money held in suspense by Company or any Subsidiary out of the collected proceeds from the sale of Hydrocarbons; and

(7)           except as set forth on Company Schedule 4.17(A)(7), there are no written, or to the Knowledge of PFC and the Company, oral claims outstanding by owners of royalty, overriding royalty, compensatory royalty or other payments due from or in respect of production from the Properties that such payments have not been properly and correctly paid or provided for in all material respects.

(B)           Company Schedule 4.17(B) sets forth all Imbalances as of the Valuation Date with respect to the Properties and/or the Midstream Assets. Except as set forth on Company Schedule 4.17(B), none of the Company or any Subsidiary has received, or is obligated to receive, prepayments (including payments for gas not taken pursuant to “take-or-pay” arrangements) for any of the Company’s or any Subsidiary’s share of the Hydrocarbons produced from the Properties, as a result of which the obligation exists to deliver Hydrocarbons produced from the Properties after the Valuation Date without then or thereafter receiving payment therefor.

(C)           Except as set forth on Company Schedule 4.17(C), there exist no agreements or arrangements for the sale of production from the Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than agreements or arrangements which are cancelable on 60 days notice or less without penalty or detriment.

(D)          Except as set forth on Company Schedule 4.17(D), all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties relating to the ownership or operation of the Properties, have been, and are being, paid (timely, and before the same become delinquent) by the Company and the Subsidiaries, except such expenses as are disputed in good faith by the Company or a Subsidiary and for which an adequate accounting reserve has been established by the Company or a Subsidiary.

(E)           Except as set forth on Company Schedule 4.17(E) and subject to normal wear and tear and to scheduled or necessary repairs in the Ordinary Course of Business, all material Fixtures, Facilities and Equipment are in reasonably good and serviceable condition and there are no necessary material repairs, improvements, restoration or other service work necessary to make such assets serviceable. The Fixture, Facilities and Equipment are owned by the Company or the Subsidiaries free and clear of any Lien other than Permitted Encumbrances.

(F)           Company Schedule 4.17(F), Part I, contains a complete and correct list of the Wells (and the associated API numbers) as of the date hereof, and a complete and correct list of the Leases, with the Company’s and any Subsidiary’s Net Revenue Interest therein. Except as set forth in Company Schedule 4.17(F), Part II, there are no Wells located on the Leases that:

(1)           the Company or any Subsidiary has received an order from any Governmental Entity requiring that such Well be plugged and abandoned;

(2)           formerly produced but that are currently shut-in or temporarily abandoned; and

(3)           to the Knowledge of PFC and the Company, have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each Governmental Entity having jurisdiction over the Properties.

4.18         Gas Regulatory Matters.

(A)          Other than flowlines and similar pipelines used in connection with a single Oil and Gas Property, all of the Midstream Assets are owned by TGG, Talco and Garrison Gathering (collectively, the “Midstream Companies”) and are intrastate, gathering and transmission pipelines used to gather and transport natural gas produced from the Oil and Gas Properties and the oil and gas properties of third parties.

(B)           None of TGG, Talco or Garrison Gathering is a “natural-gas company” under the Natural Gas Act of 1938 (“NGA”) and none of TGG, Talco or Garrison Gathering has operated or provided services on its pipeline facilities in a manner that would subject it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission under the NGA. Neither Talco nor Garrison Gathering has performed services or is subject to regulation under the Natural Gas Policy Act of 1978.

(C)           TGG is a gas utility under Section 121.001 and Section 101.003(7) of the Texas Utilities Code.

(D)          None of TGG, Talco or Garrison Gathering has operated or provided services on its pipeline facilities in a manner that would subject it to regulation by the Louisiana Office of Conservation and the Louisiana Public Service Commission.

(E)           Garrison Gathering owns only a 50% non-operated interest in a gathering system in Texas.

(F)           Neither Talco nor Garrison Gathering is a gas utility under the Texas Utilities Code.

(G)           None of the Midstream Companies is the target of a formal or informal complaint, protest or similar action before the Federal Energy Regulatory Commission, the Texas Railroad Commission, the Louisiana Office of Conservation or the Louisiana Public Service Commission, or is the target of any public or non-public audit or informal or formal investigation by one or more of such agencies or by the staff of any such agency.

4.19         Reserve Report Information. The factual information furnished by PFC, the Company and the Subsidiaries to Haas Petroleum Engineering Services, Inc. and Netherland, Sewell and Associates, Inc., in connection with the preparation of a reserve report with respect to certain of the Wells dated effective as of December 31, 2005 is true and correct in all material respects; provided, however, Company makes no representations with respect to:  (i) reserve projections; (ii) prices; or (iii) Working Interest or Net Revenue Interest figures used in such report. The portions of the reserve reports listing the Wells and Valued Well Locations, and the Company’s or any Subsidiary’s Working Interest and Net Revenue Interest therein, are attached hereto as Company Schedule 4.19.

4.20         Tangible Midstream Assets.

(A)          Except as set forth on Company Schedule 4.20(A):

(1)           subject to ordinary wear and tear and to scheduled or necessary repairs in the Ordinary Course of Business, all material portions of the Midstream Assets that are tangible personal property are in reasonably good and serviceable condition and repair and there are no necessary material repairs, improvements, restoration or other service work necessary to make such assets serviceable and the Midstream Companies own such property (except for the interest of Enerquest Corporation in the assets co-owner with Garrison Gathering) free and clear of any Lien, other than Permitted Encumbrances; and

(2)           no Midstream Company has abandoned (or is in the process of abandoning) any material portion of the Midstream Assets or removed (or is in the process of removing) any material items of equipment, except those replaced by items of substantially equivalent suitability and value).

(B)           The Midstream Companies’ title to the Midstream Assets is (1) to the extent constituting real property, of record (except for newly acquired rights-of-way not yet filed for record) in the appropriate county and such title that enables the Midstream Companies to carry on in the Ordinary Course of Business and, to the Knowledge of the Company and PFC, no Midstream Company has received any written or, to the Knowledge of PFC and the Company, oral claims or demands with regard to the use of the surface of any lands associated with the Midstream Assets, and (2) free and clear of all Liens, except for Permitted Encumbrances.

(C)           To the Knowledge of Company and PFC, the entire continuous length of each intrastate, gathering and transmission pipeline owned by any of the Midstream Companies is covered by a right-of-way, easement or servitude held by such Midstream Company and each such right-of-way, easement or servitude allows for the transportation of the Hydrocarbons currently transported through such pipelines.

4.21         Environmental Matters.

(A)          PFC and the Company have made available to Buyer all material environmental investigations or audits (including Phase I Reports) in possession of PFC, the Company, any Subsidiary or Related Affiliate addressing the Properties and the operations of the Company and the Subsidiaries, a list of which is set forth on Company Schedule 4.21.

(B)           Except as set forth in Company Schedule 4.21, (1)  the Company and the Subsidiaries are conducting their respective operations in compliance in all material respects with all applicable Environmental Laws; and (2) there are no pending or, to the Knowledge of PFC or the Company, threatened, enforcement, clean-up, removal, mitigation or other claims or Proceedings against the Company or any Subsidiary under any Environmental Law (including any claim resulting from off-site disposal).

(C)           Except as set forth in Company Schedule 4.21, each Operating Company has all material Environmental Permits for the ownership and operation of the Properties, no Proceeding is pending to revoke any such Environmental Permit and such Operating Company is in material compliance with such Environmental Permits.

4.22         Intellectual Property.

(A)          The Company and the Subsidiaries either own or have valid licenses or other rights to use all patents, copyrights, service marks, brand names, computer programs, trademarks, trade names, domain names, industrial designs, software, databases, geological data, geophysical data, engineering data, maps, interpretations, other technical information or data, tools, methods, processes, devices, prototypes, schematics, trade secrets or other intangible property used in their businesses as presently conducted, or that are necessary for the operation, or continued operation, of the business of the Company or any Subsidiary, or for the ownership and operation, or continued ownership and operation, of any assets of the Company or any Subsidiary including the right to use the SCADA system as currently used (collectively, the “Company Intellectual Property”), free and clear of any Liens except those express limitations contained in the agreements governing the use of the same.

(B)           The use of the Company Intellectual Property that is owned by the Company and its Subsidiaries does not, to the Knowledge of PFC or the Company, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, domain name, copyright or any pending application therefore, of any other Person. Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of PFC and the Company, oral notice of any claim that any of the Company

Intellectual Property, is invalid or conflicts with the asserted rights of any other Person. To the Knowledge of PFC and the Company, no Person has alleged that the conduct of the business of the Company or any Subsidiaries infringes upon, violates or constitutes the unauthorized use of the intellectual property of any third person.

4.23         Insurance. Company Schedule 4.23 is a list of all policies of insurance insuring the Company, the Subsidiaries or any of their properties or operations. Such policies are in full force and effect. Company Schedule 4.23 lists all surety bonds, performance bonds, parental guarantees or letters of credit posted with Governmental Entities or any other Person to secure the Company’s and the Subsidiaries’ performance obligations under Applicable Laws. Except as set forth in Company Schedule 4.23, (A) there are no outstanding claims relating to the Company or the Subsidiaries under any such policies and (B) no notice of cancellation or non-renewal of any such policies has been received.

4.24         Absence of Certain Business Practices. None of the Company, the Subsidiaries, any of their Affiliates or any of their respective directors, stockholders, officers, partners, members, managers, agents or employees (or anyone working on their behalf) has, directly or indirectly, (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (C) made any other unlawful payment, in any of cases (A), (B) or (C), that subjected or that may have subjected the Company, any Subsidiary, or any of their respective directors, officers, partners, members, managers, agents or employees (or anyone working on their behalf) to any damage or penalty in any civil or criminal action.

4.25         Employee Related Matters.

(A)          Except as set forth on Company Schedule 4.25, neither the Company nor any Subsidiary sponsors or maintains, or has sponsored or maintained since April 26, 2002, or to the Knowledge of PFC and the Company, in the 2 years prior to such date, any Plan within the meaning of Section 3.8(A)(1), or Benefit Program or Agreement within the meaning of Section 3.8(A)(2), and neither the Company nor any Subsidiary has any liability with respect to any Plan or Benefit Program or Agreement, except for amounts withheld from the compensation of Affected Employees for the payroll period that includes the Closing Date and the immediately preceding payroll period.

(B)           Neither the Company nor any of its Subsidiaries has agreed to recognize any labor union or other collective bargaining representative, nor has any labor union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries. There is no question concerning representation as to any labor union or other collective bargaining representative with respect to any employees of the Company or any of its Subsidiaries, and no labor union or other collective bargaining representative claims to or is seeking to represent any employees of the Company or any of its Subsidiaries. To the Knowledge of PFC, no union organizational campaign or representation petition is currently pending with respect to any employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, other labor contract or individual Contracts applicable to any employees of the Company or any of its Subsidiaries, and no collective bargaining agreements, other labor contract or individual Contracts relating to any employees of the Company or any of its Subsidiaries are being negotiated. There is no labor strike or labor dispute, slow down, lockout or stoppage actually pending or threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any labor strikes or material labor disputes, slowdowns, lockouts or stoppages since before 2002.

4.26         Brokers. Except for the amounts due by PFC to Petrie Parkman & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

4.27         Disclaimers.

(A)          EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, NO EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND IS MADE BY ANY OF PFC, GP, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (1) THE COMPANY OR ANY SUBSIDIARY, (2) TITLE OF THE COMPANY OR ANY SUBSIDIARY IN AND TO THE PROPERTIES, (3) THE CONDITION OF THE PROPERTIES, (4) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE PROPERTIES, (5) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE PROPERTIES FOR A PARTICULAR PURPOSE, (6) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (7) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (8) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY APPLICABLE ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS, IN CONSUMMATING THE MERGER BUYER ACCEPTS THE PROPERTIES “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(B)           WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THE TRANSACTION DOCUMENTS, PFC, GP AND THE COMPANY MAKE NO REPRESENTATION OR WARRANTY AS TO (1) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE OIL AND GAS PROPERTIES, (2) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, (3) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE OIL AND GAS PROPERTIES OR ANY VALUE THEREOF OR (4) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES.

(C)           BUYER ACKNOWLEDGES AND AGREES TO THE FOREGOING DISCLAIMERS AND THAT THE FOREGOING DISCLAIMERS ARE “CONSPICUOUS.”

4.28         Limitations on Representations and Warranties.

Notwithstanding anything in this Agreement to the contrary, the sole representations and warranties of PFC and the Company with respect to:

(1)           Taxes are as specifically set forth in Section 4.14;

(2)           employee benefit related matters are as specifically set forth in Sections 3.8 and 4.25; and

(3)           environmental matters are as specifically set forth in Section 4.21.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to PFC and the Company as follows:

5.1           Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, Buyer has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. Buyer is duly qualified or licensed to do business and in good standing in each jurisdiction in which such qualification is necessary under Applicable Law as a result of the conduct of its business or the ownership or lease of its properties, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.2           Power and Authority. Buyer has all requisite limited liability power and authority to execute, deliver, and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution or delivery of such Transaction Documents or to consummate the transactions contemplated hereby and thereby.

5.3           Valid and Binding Agreement. This Agreement has been duly executed and delivered by Buyer and constitutes, and each other Transaction Document executed or to be executed by Buyer in connection with the transactions contemplated hereby and thereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer, and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

5.4           Non-Contravention. Neither the execution, delivery, and performance by Buyer of this Agreement and each other Transaction Document executed or to be executed by it in connection with the transactions contemplated hereby and thereby, nor the consummation by Buyer of the transactions contemplated hereby and thereby will (with or without the giving of notice or the passage of time or both) (A) conflict with or result in a violation of any provision of, or constitute a breach of or default under, or give rise to a right to impose any fine or penalty, any right of termination, cancellation, amendment, modification, payment or acceleration or the loss of a material benefit, under any provision of any bond, debenture, note, mortgage, lease, license, franchise, indenture, or any other Contract or other instrument or obligation to which Buyer is a party or by which it or any of its properties may be bound or subject, (B) conflict with or result in a violation of any provision of the Governing Documents of Buyer, or (C) violate any Applicable Law binding upon Buyer, other than, in the case of clauses (A) or (C) above, any such conflict, violation, breach, default, loss or Lien as would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.5           Consents and Approvals. Except in connection with the filing of a premerger notification report and any other filings required under the HSR Act, the filing of the Merger Certificates, or the filing of the FCC Transfer Applications, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement, and the other Transaction Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby and thereby.

5.6           Proceedings. There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

5.7           Financing. Buyer has obtained and previously provided to PFC the debt financing commitment, which is in full force and effect as of the date hereof (the “Commitment”).

5.8           Investment Experience. Buyer acknowledges that it can bear the economic risk of acquiring the Company and the Subsidiaries through the Merger, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company and Subsidiaries.

5.9           Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Company and Subsidiaries through the Merger for its own account for investment and not with a view to the sale or other distribution (within the meaning of the Securities Act) of any Equity Interests of Buyer or Subsidiaries, except in compliance with applicable federal and state securities laws.

5.10         Independent Evaluation. Buyer is an experienced and knowledgeable investor in the oil and gas business and the business of owning and operating oil, gas and mineral properties similar to the Oil and Gas Properties and Midstream Assets owned by the Company and the Operating Companies. Buyer has had access to the Properties and the Midstream Assets, the officers, consultants and other representatives of the Company and the Subsidiaries, and the books, records, and files of the Company and the Subsidiaries relating to the Properties and Midstream Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied only on (i) the basis of its own independent due diligence investigation of the Properties and Midstream Assets, and (ii) the representations and warranties made by PFC, GP and the Company in Articles III and IV and the other obligations of any such parties set forth in the Transaction Documents and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering and other professional counsel concerning this transaction, the Properties and Midstream Assets and the value thereof. Nothing contained in Sections 5.8 through this 5.10 shall affect any rights of Buyer under this Agreement or any other Transaction Document.

5.11         Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer which PFC or any Related Affiliate may be obligated to pay.

ARTICLE VI
CONDUCT OF COMPANY AND THE SUBSIDIARIES PENDING CLOSING

6.1           Conduct and Preservation of Business.

Except as expressly provided in this Agreement or to the extent that Buyer shall otherwise consent during the period from the date hereof to the Closing, the Company shall, PFC shall cause the Company to, and PFC and the Company shall cause each Subsidiary to:

(A)          conduct its operations in the Ordinary Course of Business and in compliance with all Applicable Laws;

(B)           use commercially reasonable efforts consistent with past practice to maintain and to keep their properties and assets in good repair and condition, ordinary wear and tear excepted; if there is any casualty loss or damage to any properties or assets of the Company or any Subsidiary prior to Closing, to consult with Buyer regarding the replacement or repair of such property or asset;

(C)           use commercially reasonable efforts to keep in full force and effect insurance applicable to it comparable in amount and scope of coverage to that currently maintained;

(D)          (1) keep and maintain accurate books, records and accounts; (2) pay or accrue all Taxes, assessments and other governmental charges imposed upon any of its assets or properties or with respect to its franchises, businesses, income or assets when due and before any penalty or interest accrues thereon unless, if due and payable, the validity is being contested in good faith by appropriate legal proceedings and adequate reserves have been set aside; (3) pay all claims and expenses (including claims and expenses for labor, services, materials and supplies) when they become due and payable in accordance with their terms unless contested in good faith; (4) pay all wages and other compensation earned by their employees through the Closing Date when they become due and payable in accordance with their obligations under any labor or employment practices and policies, or any collective bargaining agreement or other labor contract or individual agreement to which any may be a party or by which any may be bound or subject; and (5) comply with and enforce the provisions of all Company Contracts and all Oil and Gas Contracts, including paying in the Ordinary Course of Business all Indebtedness, payables, rentals, royalties, expenses and other liabilities relating to their business, assets or other properties;

(E)           operate in compliance with the procedure and Project Plan and any amendment thereto established pursuant to Section 7.18; and

(F)           at all times, preserve and keep in full force and effect their corporate or other legal existence.

6.2           Restrictions on Certain Actions. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing, the Company shall not (and PFC shall cause the Company not to, and PFC and the Company shall cause each Subsidiary, not to) take, consent to or allow any of the following actions without the prior written consent of Buyer:

(A)          amend its Governing Documents;

(B)           issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any Equity Interests in the Company or any Subsidiary;

(C)           except for the discharge of obligations reflected in the Financial Statements and described on Company Schedule 6.2, (1) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its Equity Interests; (2) repurchase, redeem, or otherwise acquire any of its Equity Interests or any Equity Interests of any Subsidiary; (3) effect any reorganization or recapitalization; (4) split, combine or reclassify any of its Equity Interests; (5) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of the Company or any Subsidiary; or (6) enter into any Contract to do any of the foregoing;

(D)          except for Permitted Indebtedness incurred in the Ordinary Course of Business:  (1) create or incur any Indebtedness; make any loans, advances, or capital contributions to, or investments in, any other Person; (2) pledge or otherwise encumber any Equity Interests in the Company or any Subsidiary; (3) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon other than Permitted Encumbrances; or (4) enter into any Contract with respect to the foregoing;

(E)           (1) enter into, adopt, or (except as may be required by law) amend, modify or terminate any Plan (within the meaning of Section 3.8) or Benefit Program or Agreement (within the meaning of Section 3.8) for the benefit or welfare of any current or former director, officer, or employee; (2) increase in any manner the compensation or fringe benefits of any current or former director, officer, or employee or consultant; or (3) pay to any current or former director, officer, or employee or consultant any benefit not required by any Plan (within the meaning of Section 3.8) or Benefit Program or Agreement (within the meaning of Section 3.8) as in effect on the date hereof;

(F)           except as set forth on Company Schedule 6.2, sell, assign, lease, sublease, transfer, farm out or otherwise dispose of, directly or indirectly, or mortgage, pledge or grant any right to any Person to acquire any interest in or otherwise encumber any Property, Midstream Asset or any other asset, other than (1) sales of Hydrocarbons in the Ordinary Course of Business, or (2) sales of inventory and excess or obsolete assets in the Ordinary Course of Business or personal property in the Ordinary Course of Business that is either replaced by equivalent property or normally consumed in the operation of the Company’s or Subsidiary’s business;

(G)           acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(H)          except for the payment, settlement, cancellation or satisfaction of the Intracompany Obligations, as set forth on Company Schedule 6.2(H), pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction of obligations and liabilities in the Ordinary Course of Business, or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or that otherwise have arisen or arise in the Ordinary Course of Business;

(I)            except as set forth on Company Schedule 6.2(I) enter into any Contract or series of related Contracts, (1) outside the Ordinary Course of Business, or (2) for the sale, exchange, gathering, processing and transportation of Hydrocarbons having a term of more than 60 days;

(J)            enter into, amend, modify, or change in any material respect any Company Contract or Oil and Gas Contract, other than in the Ordinary Course of Business or consistent with the Project Plan or any amendments thereto pursuant to Section 7.18;

(K)          change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by the Company to Buyer;

(L)           except in the Ordinary Course of Business, or if necessary to perpetuate any Lease, agree or consent to the establishment of any pooled or field-wide unit or the change in any existing pooled or field-wide unit (or any participating area therein);

(M)         make any settlement of, or compromise, any Tax liability, enter into any closing agreement, surrender any right to a refund of Taxes, consent to any waiver of the limitation period applicable to any Tax claim or assessment, change in any material respect any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting but only if, with respect to each of the foregoing, doing so would increase the liability of the Company or any of the Subsidiaries for Tax for any period after the Closing Date; or

(N)          authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 6.2.

6.3           Conversion of Vaughan. Prior to Closing, PFC will, or will cause the Company, Vaughan or Winchester to, convert a portion of Vaughan’s ownership interest in Winchester into limited partnership interest. The converted limited partnership interest of Vaughan will be contributed to a newly formed Delaware limited liability company. The newly formed Subsidiary will conduct no business other than holding the interest contributed to it. If and when such conversion is performed, the Recitals set forth in this Agreement will be deemed to be automatically amended to take such conversion into account.

6.4           Retained Legacy Hedges. With respect to the Retained Legacy Hedges, one of the following alternatives shall occur prior to the Closing:

(A)          All of the Retained Legacy Hedges shall be terminated and concurrently therewith, such transactions shall be replaced with two new transactions whereby the Company will enter into a hedging transaction (which such transaction is consistent with the types of transactions set forth in the definition of “Hedge” herein), with a third party that is not affiliated with either Company or Buyer (the “Third Party”), and Progress Ventures, Inc. will enter into a hedging transaction (which such transaction is consistent with the types of transactions set forth in the definition of “Hedge” herein), with such Third Party, in each case, under terms and conditions that are acceptable to the respective parties, and with respect to the Third Party, such party shall be acceptable to both Company and Buyer; or

(B)           In the event that the alternative in clause (A) above cannot be effectuated for any reason, then all of the Retained Legacy Hedges shall remain in place between the Company and Progress Ventures, Inc. and Buyer shall provide to Progress Energy, Inc. credit support in an amount and in a form that is acceptable to Progress Ventures, Inc. in its reasonably exercised discretion and consistent with industry standards, to cover Progress Ventures, Inc.’s potential exposure arising under such transactions.

As soon as practicable after the date of this Agreement, Buyer shall determine which one of the aforementioned alternatives shall occur and, prior to the Closing, Company and Buyer shall take all necessary actions to effectuate such alternative.

ARTICLE VII
ADDITIONAL AGREEMENTS OF THE PARTIES

7.1           Access. Subject to the terms of the Confidentiality Agreement and Article VIII, and for the purpose of (A) conducting Buyer’s due diligence investigation of the Properties, Midstream Assets and any other asset or liability of the Company and the Subsidiaries, (B) identifying the transition services to be provided pursuant to the Transition Services Agreement, and (C) enabling EXCO Resources, Inc., the direct parent of Buyer, to comply with its reporting and disclosure obligations under the Exchange Act and the Securities Act, between the date hereof and the Closing, PFC and the Company shall give (or cause the Subsidiaries to give) Buyer and Buyer’s authorized representatives reasonable access to (D) the Company’s and the Subsidiaries’ employees, offices, accounting and financial books, records, files, operating data, and other similar documents and materials to the extent in such Person’s possession, custody or control; and (E) the Properties, the Midstream Assets, the Contracts and any other asset of the Company or the Subsidiaries, to the extent that any of such Persons has the right to grant such access (provided that if none of such Persons has the right to grant such access, then PFC and Company shall use their commercially reasonable efforts to cause such access right to be granted to Buyer and its representatives from a Person who has the right to do so but neither PFC nor the Company shall be obligated to pay any third party money for any such consent or waiver).

7.2           Cooperation and Governmental Consents. Each party hereto agrees to cooperate with each other and to use commercially reasonable efforts cause all of the conditions precedent to Closing to be satisfied as promptly as practicable, and to take all such commercially reasonable other actions as are necessary or advisable in order to cause the consummation of the transactions contemplated hereby. Except for the filings and notifications made in connection with the HSR Act, to which Section 7.11 shall apply, and except for the filings made in connection with the FCC Licenses, to which Section 7.16 shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities such applications for Consents as are necessary in order to consummate the transactions contemplated by this Agreement (or, with respect to any filing that will be a public document or otherwise result in public notice,  shall do so after the public announcement of this Agreement by PFC and Buyer) and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

7.3           Notice of Litigation. Until the Closing, (A) Buyer, upon learning of the same, shall promptly notify the Company of any Proceeding which is commenced or threatened against Buyer or any Affiliate thereof and which affects this Agreement or the transactions contemplated hereby and (B) PFC and the Company, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against PFC, the Company, any Subsidiary or any Affiliate thereof and which affects this Agreement or the transactions contemplated hereby and any Proceeding which is commenced or threatened against the Company or any Subsidiary and which would have been listed on Company Schedule 4.11 if such Proceeding had arisen prior to the date hereof.

7.4           Notification of Certain Matters. Between the date of this Agreement and the Closing Date, PFC will promptly notify Buyer in writing if PFC, the Company or any Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of PFC’s or the Company’s representations and warranties, or if PFC, the Company or any Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty. Should any such fact or condition require any change in the Schedules to this Agreement in order for such representation and warranty to be true when made or as of the Closing Date, PFC will promptly deliver to Buyer a new or revised Company Schedule specifying such change. PFC will give prompt written notice to Buyer of the failure of PFC or the Company to comply with or satisfy in any material respect any covenant to be complied with or satisfied by such Person hereunder. PFC shall, and PFC shall cause the Company to, and PFC and the Company shall cause each Subsidiary to, use its commercially reasonable efforts to cure, before Closing, any such breach or failure described in a notice given under this Section 7.4. No such notification shall affect the representations or warranties of PFC or the Company, or the conditions to Buyer’s obligations hereunder, except as specifically provided in this Agreement in Section 9.2(D) and Section 10.2(B).

7.5           Resignation of Officers and Directors. Each of PFC, the Company and the Subsidiaries shall, and PFC shall cause the Company to, and PFC and the Company shall cause each Subsidiary to, cause the directors and officers of the Company and the Subsidiaries, as applicable, set forth on Company Schedule 7.5 to deliver their written resignations to Buyer, which resignations shall be effective at the Closing and shall be in form and substance satisfactory to Buyer.

7.6           Continued Employment; Post-Closing Compensation and Benefits.

(A)          Company Schedule 7.6(A) lists, as of the date hereof, all of the individuals employed by the Company and the Subsidiaries and their respective job titles, dates of hire, current compensation, scheduled or agreed-upon pay adjustments or bonuses, service credited for purposes of any PFC Benefit Program or Agreement, and whether active or inactive (the “Affected Employees”) and employees of PFC or a Related Affiliate that are primarily involved in the business or operations of the Company and the Subsidiaries, along with such employee’s job title (the “PFC and Service Employees”). PFC shall inform Buyer of any changes to such list occurring prior to the Closing Date.

(B)           Effective at the Closing Date, each of the Affected Employees will become employed by, or continue to be employed by EXCO or the Buyer or the Subsidiaries, as applicable. Any Affected Employee who is on an authorized leave of absence shall not be required to resume active employment until the cessation of such disability or expiration of such leave. PFC agrees and consents that EXCO or Buyer may interview any of the PFC and Service Employees at any time before the Closing Date and make offers of employment to any one or more of them on such terms as it desires. PFC agrees that the PFC and Service Employees may voluntarily accept such offers but does not represent that any one or more of them will do so. Nothing in this Agreement shall be construed to affect the eligibility or lack thereof of any Affected Employee or PFC and Service Employee to severance or similar payments from PFC or under any PFC Benefit Plan.

(C)           Notwithstanding anything in this Agreement to the contrary, on or prior to the Closing Date, PFC shall cause each Affected Employee who immediately prior to the Closing Date is a participant in a PFC Benefit Plan that is a defined contribution to become fully vested in all benefits and amounts to which such Affected Employee had an unvested right as of immediately prior to the Closing Date.

(D)          For a period of 60 days following the Closing Date, Buyer will pay or cause to be paid to the Affected Employees salaries and wage levels that are no less favorable than the salaries and wage levels of such employees immediately before the Closing Date. Thereafter, Buyer will provide, or cause the Affected Employees to be provided with salaries and wage levels that are within the salary and wage ranges established by Buyer for similarly situated employees of Buyer and its Affiliates.

(E)           Effective from and after the Closing Date, Buyer shall provide or cause the Affected Employees and PFC and Service Employees who accept employment with Buyer or its Affiliates to be provided benefits under the Plans and Benefit Program or Agreements of Buyer or its Affiliates that are at levels that are no less favorable than benefits provided to similarly situated employees of Buyer or its Affiliates. Without limiting the foregoing, each Affected Employee shall be eligible to participate in each Plan and Benefit Program or Agreement of Buyer or its Affiliates that is a pension plan beginning not later than the first day of the first payroll period commencing after the Closing Date. Each Affected Employee and each PFC and Service Employee who accepts employment with Buyer or its Affiliates will receive full credit for eligibility and vesting purposes for any years of service completed with PFC or any PFC ERISA Affiliate to the same extent such service was recognized under the corresponding PFC Benefit Plan immediately prior to the Closing Date; provided, however, that nothing in this Agreement shall require Buyer or its Affiliates to grant benefit accrual service under a defined benefit plan to any Affected Employee or any of the PFC and Service Employees. PFC and its representatives shall fully and promptly cooperate with Buyer and its representatives in connection with this Section 7.6(E) by, among other things, (1) furnishing to Buyer and its representatives any information reasonably requested by Buyer or its representatives, and (2) doing such other acts and things as Buyer or its representatives may reasonably request for the purpose of carrying out the intent of this Section 7.6(E).

(F)           With regard to the Plan and Benefit Program or Agreement of Buyer or its Affiliates that are welfare plans, each Affected Employee will be eligible to participate in such plans effective at the Closing Date. Buyer or its Affiliates shall cause its group medical plan to credit Affected Employees and PFC and Service Employees who accept employment with Buyer or its Affiliates with deductibles incurred under PFC’s group medical plan for the year of transfer and shall cause its medical plan to waive any otherwise applicable eligibility requirements, waiting period, or pre-existing condition limitations except to the extent that such limitations applied under PFC’s group medical plan and had not been satisfied as of the Closing Date (or date of commencement of employment in the case of the PFC and Service Employees). With regard to any other Plan and Benefit Program or Agreement of Buyer now maintained or hereafter adopted by Buyer or its Affiliates, other than with respect to any 401(k) plan of Buyer or its Affiliates, Affected Employees and PFC and Service Employees who accept employment with Buyer or its Affiliates will receive credit for service on the same basis as other, similarly situated employees of Buyer or its Affiliates. As soon as practical after the date hereof, PFC and Buyer shall identify to each other the privacy officer designated by each of them under HIPAA. PFC shall cause its designated privacy officer to provide to Buyer’s designated privacy officer such documents and other information as may be necessary to facilitate the enrollment in Buyer’s or its Affiliates’ health plans of the Affected Employees and any PFC and Service Employees who accept employment with Buyer or its Affiliates.

(G)           PFC shall be responsible for providing disability benefits to all Affected Employees (1) who are receiving disability benefits prior to the Closing Date, (2) with respect to whom an incident occurs prior to the Closing Date that gives rise to a claim for disability benefits, regardless of whether such claim for benefits is made prior to, on, or after the Closing Date, and (3) who are otherwise eligible for such benefits.

(H)          PFC shall be responsible for any health care continuation coverage claims of Affected Employees or their qualified beneficiaries who become entitled to health care continuation coverage under Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”), with respect to qualifying events occurring prior to the Closing Date. Buyer shall be responsible for any such health care continuation coverage claims of Affected Employees or their qualified beneficiaries with respect to qualifying events occurring on or after the Closing Date.

(I)            Prior to the Closing Date, PFC will, and will cause the Company and Subsidiaries to, terminate the participation of the Company and the Subsidiaries in any PFC Benefit Plans effective not later than the Closing Date. Effective not later than the Closing Date, Affected Employees and their beneficiaries and dependents shall cease to participate in the applicable PFC Benefit Plan and shall cease to be eligible to accrue further benefits under any PFC Benefit Plan (except for disability benefits and COBRA to the extent applicable). No liability arising under any such PFC Benefit Plan is assumed by Buyer.

(J)            Buyer or its Affiliates shall include the service of each Affected Employee and each PFC and Service Employee with PFC, any Related Affiliate, the Company and the Subsidiaries to the same extent as PFC in determining the number of vacation days to which each Affected Employee is entitled under the vacation policies of Buyer and its Affiliates and in determining eligibility or entitlement to any other fringe benefit or perquisite of employment to the extent based on seniority.

(K)          Subject to Section 7.6(D), nothing in this Agreement obligates Buyer or its Affiliates to employ any Affected Employees after the Closing. Except as provided in Company Schedule 4.25, neither the Company nor any of its Subsidiaries is a party to any Contracts or subject to any requirement that in any manner requires or may require Buyer or its Affiliates to employ any Affected Employees or that are, in any way, inconsistent with such employees’ possible future status with Buyer or its Affiliates as employees-at-will who may be terminated at any time without cause or notice, except as otherwise provided by Applicable Law.

(L)           Effective as of the Closing, PFC waives any claims against Buyer and its Affiliates and the PFC and Service Employees to the extent arising from any employment agreement, confidentiality or non-disclosure agreement or policy, or non-competition agreement between any of the PFC and Service Employees and PFC or any Related Affiliate insofar as it relates to the business of the Company and the Subsidiaries. PFC shall cause the closing condition stated in Section 9.2(O) to be satisfied.

7.7           Taxes.

(A)          Federal Income Taxes in General.

(1)           The income and other Tax items of the Company and the Subsidiaries for periods ending on or before the Closing Date shall be included in the consolidated federal income Tax Return of the affiliated group, within the meaning of Section 1504(a) of the Code, of which PFC is a member (“PFC Group”). Except as otherwise provided in this Section 7.7, PFC shall be responsible for and shall indemnify and hold Buyer harmless from any federal income Taxes of the Company and the Subsidiaries (including any amount payable by reason of Treasury Regulation § 1.1502-6), to the extent not paid before Closing, and shall be entitled to any reductions in such Taxes or refunds (including interest), for taxable periods ending on or before or, with respect to the consolidated federal income Tax Return of PFC Group, including the Closing Date. If Buyer or the Subsidiaries receives any such refund, Buyer shall promptly pay (or cause such Subsidiary to pay) the entire amount of the refund (including interest) to PFC.

(2)           Buyer and the Subsidiaries shall be responsible for and shall indemnify and hold PFC and PFC Group harmless from all federal income Taxes of the Company and the Subsidiaries for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all federal income Taxes resulting from any of the following actions taken without PFC’s written consent by Buyer or any of the Subsidiaries:  actions taken outside the Ordinary Course of Business after the Closing but on the Closing Date; the amendment or attempt to amend any income Tax Return for a period ending on or before the Closing Date; or (except as permitted by Section 10.4, subject to the last sentence of Section 7.7(H)) any action with respect to any contest, audit, or other proceeding relating to federal income Tax for any such period. Buyer and the Subsidiaries shall be entitled to all refunds of such Taxes (including interest).

(B)           State Income Taxes in General.

(1)           For purposes of this Agreement, the term “State Income Tax” means any Tax, imposed by a state or political subdivision of a state in the United States or by the District of Columbia, that is based on or measured by net income (or is payable pursuant to the same Tax Return as such a Tax based on or measured by net income). PFC shall be responsible for preparing and filing the State Income Tax Returns of the Company and the Subsidiaries for taxable periods ending on or before the Closing Date. In the case of any such State Income Tax Return that must be signed by an officer of the Company or one of the Subsidiaries who is not then an employee of PFC or one of its Affiliates,  PFC shall provide a copy of such Tax Return to Buyer for its review and comment not less than thirty (30) days prior to the due date (including extensions) for the filing of such Tax Return. Any changes requested as a result of such review may be rejected in PFC’s sole discretion, except for changes reasonably necessary to permit the signing officer to sign the Tax Return in good faith under penalty of perjury (or such other legal standard as may be required under Applicable Law). Except as otherwise provided in this Section 7.7, PFC shall indemnify and hold Buyer and the Subsidiaries harmless from any State Income Taxes of the Company and the Subsidiaries (including any amount payable by reason of any applicable provision of state income Tax law similar to Treasury Regulation § 1.1502-6), to the extent not paid before Closing, and shall be entitled to any reductions in such Taxes or refunds (including interest) for such taxable periods; provided, however, PFC shall not be entitled to any refund resulting from the carryback of any loss of any Subsidiary from a taxable period ending after the Closing Date to any taxable period beginning prior to the Closing Date. If Buyer or any the Subsidiaries receives any such refund, Buyer shall promptly pay (or cause such Subsidiary to pay) the entire amount of such refund (including interest) to PFC.

(2)           Buyer and the Subsidiaries shall be responsible for and shall indemnify and hold PFC and PFC Group harmless from all State Income Taxes of the Subsidiaries for any taxable period beginning after the Closing Date and, with respect to prior taxable periods, for all State Income Taxes of the Company and the Subsidiaries resulting from any of the following actions taken without PFC’s written consent by Buyer or any of the Subsidiaries:  actions taken outside the Ordinary Course of Business after the Closing but on the Closing Date; the amendment or attempt to amend any income Tax Return for a period ending on or before the Closing Date; or (except as permitted by Section 10.4) any action with respect to any contest, audit, or other proceeding relating to any State Income Tax for any such period. Buyer and the Subsidiaries shall be entitled to all refunds of such Taxes (including interest).

(3)           If any of the Subsidiaries is required to file any State Income Tax Return for a Straddle Period, Buyer shall cause such Tax Return to be filed and shall be responsible for the payment of any Tax for such period. However, PFC shall pay to Buyer or Buyer shall pay to PFC, as appropriate and as an adjustment to the Purchase Price, the amount by which the State Income Tax attributable to the period through the Closing Date exceeds or is less than the amount of such Tax paid (including payments of estimated Tax) on or before the Closing Date. The Tax attributable to the period through the Closing Date shall be determined (i) as if that period were a separate taxable year, and (ii) except as otherwise required by law, by using the Tax accounting methods and Tax elections used by such Subsidiary before the Closing Date. PFC shall compute the amount of the Tax attributable to the period through the Closing Date and shall notify Buyer of such amount in writing no later than 180 days after the Closing Date. Within 45 days after the date of such notification, PFC shall pay to Buyer or Buyer shall pay to PFC, as appropriate, the difference between (i) the amount of Tax determined by PFC as attributable to the portion of the period through the Closing Date, and (ii) the amount of the Tax for the taxable period that is paid (including payments of estimated Tax) on or before the Closing Date, unless within 30 days after such notification date, Buyer notifies PFC in writing that Buyer disagrees with the computation of any such amount. In that case, PFC and Buyer shall proceed in good faith to determine the correct amount, and PFC’s payment to Buyer, or Buyer’s payment to PFC, shall be due the later of (i) the time specified in the immediately preceding sentence or (ii) 10 days after PFC and Buyer agree to the amount payable.

(C)           Tax Characterization of the Merger and Related Tax Transactions.

(1)           For federal Tax purposes (a) the Company is taxable as a corporation, (b) each of the Company Partners and all the Subsidiaries, except Winchester, are disregarded entities, and (c) Winchester is currently taxable as a corporation. At least one Business Day before the Closing Date, Winchester will, and the Company will cause Winchester to, become a disregarded entity for federal tax purposes by filing IRS Form 8832 (Entity Classification Election) at least one business day before the Closing Date. Accordingly, the parties intend that for federal Tax purposes, and for State Income Tax purposes in any state that conforms to the federal Tax treatment, (e) Winchester will be treated as completely liquidating in a nontaxable transaction pursuant to Sections 332 and 337 of the Code, (f) the Merger will be treated as a taxable sale of the assets of the Company (including the assets of Winchester and the other Subsidiaries) to Buyer, and a purchase of the Company’s assets by Buyer, for the Adjusted Purchase Price and the assumption of liabilities of the Company (including liabilities of the Subsidiaries), followed by the nontaxable distribution of the Adjusted Purchase Price by the Company to PFC in complete liquidation of the Company pursuant to Section 332 of the Code, and (g) this Agreement is a plan of complete liquidation of the Company for purposes of Section 332 of the Code. The parties agree not to take any position inconsistent with such intended federal Tax consequences and State Income Tax consequences for any state that conforms to the federal Tax treatment. The parties further agree that Section 7.7(A)(1) will apply to the federal income Tax Return that will include the Company and the Subsidiaries through the Effective Time; for such states, Section 7.7(B)(1) will apply to the State Income Tax Returns of the Company and of the Subsidiaries for the period through the Effective Time; and for such states, there will be no State Income Tax Return to which Section 7.7(B)(3) will apply.

(2)           The parties further acknowledge that for Texas franchise Tax purposes (a) the Company and all the Subsidiaries, except Vaughan and Garrison (each of which is treated the same as a corporation for Texas franchise Tax purposes) are treated as limited partnerships, (b) the change in the federal Tax classification of Winchester from a corporation to a disregarded entity is intended to have no Texas Tax consequence for the Company, Winchester, and the other Subsidiaries, and (c) the Merger is intended to be treated as a sale of all the assets of the Company (including its ownership interests in, but not the assets of, Winchester and the other Subsidiaries) to Buyer, and a purchase of the Company’s assets by Buyer, for the Adjusted Purchase Price and the assumption of liabilities of the Company, followed by the nontaxable distribution of the Adjusted Purchase Price by the Company to the Company Partners. The parties agree not to take any position inconsistent with such intended Texas Tax consequences.

(3)           Buyer and PFC shall cooperate as provided in this Section 7.7(C)(3) to determine (in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code) the allocation of the

Adjusted Purchase Price and, to the extent included in the amount realized for federal income Tax purposes, liabilities of the Company (including liabilities of the Subsidiaries) among the assets of the Company (including the assets of the Subsidiaries) as a result of the Merger (the “Allocation”). No later than Closing, Buyer and PFC shall agree on a preliminary Allocation. Buyer shall propose (subject to PFC’s review and comment) the preliminary Allocation to PFC no later than 5 Business Days before the Closing Date, and once agreed upon, the preliminary Allocation shall be attached to this Agreement as Schedule 7.7(C)(3). Thereafter, Buyer shall propose a final Allocation in a writing delivered to PFC (“Buyer’s Allocation Notice”) within 10 days after the final determination of the Final Settlement Statement pursuant to Section 1.6. PFC shall be deemed to have accepted such Allocation unless, within 30 days after the date of Buyer’s Allocation Notice, PFC notifies Buyer in writing of (i) each proposed item with which PFC disagrees, and (ii) for each such item, the amount that PFC proposes be used in the Allocation. If PFC gives Buyer such notice of objection, and if Buyer and PFC fail to resolve the issues outstanding with respect to the Allocation within 30 days of Buyer’s receipt of PFC’s objection notice, Buyer and PFC shall submit the issues remaining in dispute to the Referral Firm for resolution. If issues remaining in dispute are submitted to the Referral Firm for resolution, (i) Buyer and PFC shall promptly furnish or cause to be furnished to the Referral Firm such work papers and other documents and information relating to the disputed issues as the Referral Firm may request and are available to that party or its agents and shall be afforded the opportunity to present to the Referral Firm any material relating to the disputed issues and to discuss the issues with the Referral Firm; (ii) the determination by the Referral Firm, as set forth in a notice to be delivered to both PFC and Buyer within 60 days of the submission to the Referral Firm of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the final Allocation; and (iii) Buyer and PFC will each bear 50% of the fees and costs of the Referral Firm for such determination. Neither Buyer nor PFC shall take, nor shall they permit any affiliated person (including, without limitation, the Company and the Subsidiaries) to take, any position for income Tax purposes that is inconsistent with the Allocation as finally determined hereunder; provided, however, that (i) the basis of the assets to Buyer shall differ from the sales prices of the assets for the Company to the extent necessary to reflect Buyer’s capitalized transaction costs not included in the Allocation, and (ii) the amount realized by the Company upon the sale of assets may differ from the Allocation to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

(D)          Cooperation.

(1)           Buyer agrees to cooperate and to cause the Company and the Subsidiaries to cooperate with PFC to the extent reasonably required after the Closing Date in connection with (i) the filing, amendment, preparation and execution of all federal income Tax Returns and State Income Tax Returns with respect to any taxable period of any of the Company and the Subsidiaries ending on or before the Closing Date, (ii) contests concerning the federal or State Income

Tax due for any such period and (iii) audits and other proceedings relating to income Taxes with respect to any such period. Buyer will not (and will not cause or permit any of the Subsidiaries to) file any amended, or attempt to amend any, federal income Tax Return or State Income Tax Return with respect to any taxable period of any of the Company and the Subsidiaries ending on or before the Closing Date or (except as permitted by Section 10.4) take any action with respect to any contest, audit or other proceeding relating thereto.

(2)           PFC agrees to make available to Buyer and the Subsidiaries records in the custody of PFC or of any member of PFC Group, to furnish other information and otherwise to cooperate to the extent reasonably required in connection with the filing or audit of or other proceeding with respect to Tax Returns relating to any of Buyer and the Subsidiaries for any taxable period ending after the Closing Date. However, no loss, credit or other item of any of Buyer and the Subsidiaries may be carried back without PFC’s written consent, which PFC may withhold in its absolute discretion, to a taxable period for which (i) any of the Company and the Subsidiaries and (ii) PFC or any entity affiliated with PFC (other than the Company and the Subsidiaries) filed a consolidated, unitary, combined or similar Tax Return.

(3)           PFC agrees to cooperate with Buyer, and Buyer agrees to cooperate (and cause the Subsidiaries to cooperate) with PFC, to the extent necessary in connection with the filing of any Tax Return relating to the transactions contemplated by this Agreement.

(E)           Termination of Tax-Sharing Agreement. After the Closing, this Section 7.7 shall supersede any and all Tax-sharing or similar agreements to which (1) any of the Company and the Subsidiaries, on the one hand, and (2) PFC or any affiliated entity, on the other hand, are parties. Neither Buyer and the Subsidiaries, on the one hand, nor PFC and any such affiliated entity, on the other hand, shall have any obligation or right with respect to each other under any such prior agreement after the Closing.

(F)           Other Tax Returns and Taxes. Buyer and the Subsidiaries (and not PFC) shall be responsible for preparing and filing all Tax Returns of the Company and the Subsidiaries to be filed after the Closing Date other than those Tax Returns to which Sections 7.7(A) through Section 7.7(C) apply (“Other Tax Returns”). Except as otherwise required by Applicable Law or expressly agreed in writing by PFC and Buyer, (i) each Other Tax Return filed after the Closing Date for any period ending on or before or including the Closing Date shall be based on the same accounting methods and Tax elections as used for the same type of Other Tax Return filed most recently before the Closing Date, and (ii) no amended Other Tax Return may be filed for a period ending on or before or including the Closing Date.

(G)           Pro-ration of Property Taxes.  The parties agree that all property Taxes with respect to property owned by any of the Company and the Subsidiaries at the Effective Time will be pro-rated (allocated equally among the number of days in the relevant period for which a property Tax applies) and that, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by PFC for all periods (or portions thereof) through the Closing Date and by Buyer for all periods (or portions thereof) after the Closing Date. Closing Date Working Capital is to reflect (i) prepaid property Taxes as an asset and (ii) accrued property Taxes as a liability. Notwithstanding any other provision of this Agreement, (i) if PFC or any of its Affiliates pays any property Tax that is allocable to Buyer pursuant to this Section 7.7(G), Buyer will reimburse PFC upon demand for the amount of such property Tax to the extent it is not reflected as an asset in Closing Date Working Capital; and (ii) if Buyer or any of its Affiliates pays any property Tax that is allocable to PFC pursuant to this Section 7.7(G), PFC will reimburse Buyer upon demand for the amount of such property Tax to the extent it is not reflected as a liability in Closing Date Working Capital.

(H)          Relationship of Section 7.7 to Article X. Any conditions or limitations set forth in Article X with respect to monetary amount of claims or liability shall not apply to any claim or liability to which this Section 7.7 applies or to any breach of any obligation under this Section 7.7. In the event of any inconsistency between provisions of Article X and this Section 7.7, this Section 7.7  shall control. PFC shall have no liability under this Agreement for any Taxes of any of the Company and the Subsidiaries except (1) as otherwise expressly provided in this Section 7.7 with respect to certain federal income Taxes, State Income Taxes, and property Taxes of the Company and the Subsidiaries and (2) solely with respect to other Taxes, as provided in Article X for inaccuracy or breach of a representation or warranty made by PFC in Section 4.14 and as provided in Section 10.2(H). Section 10.4 shall apply to any Claim or demand by a third party for which one party may be liable to indemnify another party pursuant to this Section 7.7; provided, however, notwithstanding anything to the contrary in Section 10.4, only PFC and its Affiliates (excluding the Company and the Subsidiaries) shall, and shall have the right to, conduct and control any matter relating to an income Tax Return (or the income Tax with respect thereto) filed on a consolidated, unitary, combined or similar basis by PFC Group (or any portion of PFC Group) for a period ending on or before or including the Closing Date, and Buyer and its Affiliates shall have no right to conduct, control or participate in any such matter.

(I)            Survival. Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 7.7 shall survive until, and any claim for indemnification with respect thereto must be made by sixty (60) days following the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

7.8           Fees and Expenses.

(A)          Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement by PFC, the Company and the Subsidiaries, including professional expenses such as legal, accounting and engineering, in connection with the negotiation, preparation, execution and delivery of this Agreement prior to the Closing Date and the consummation of the transactions on or before the Closing, will be borne by and paid by PFC (subject, however, to the last sentence of Section 9.4). All amounts due and owing Petrie Parkman & Co. by the Company and the Subsidiaries in respect of the transactions hereunder will be borne by and paid by PFC. The Company and the Subsidiaries shall assign all of their rights and obligations of the Company and the Subsidiaries pursuant to the engagement letter between the Company and Petrie Parkman & Co. dated as of June 8, 2006, to PFC prior to Closing.

(B)           Except as otherwise expressly provided herein, all expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer, regardless of whether or not the transactions contemplated hereby are consummated (subject, however, to the last sentence of Section 9.4).

7.9           Publicity. From the date of this Agreement until Closing, all general notices, releases, statements and communications to suppliers, distributors and customers of PFC, the Company, the Subsidiaries and their Affiliates, on the one hand, or Buyer and its Affiliates, on the other hand, and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon in advance by PFC and Buyer; provided, however, that any party hereto or its Affiliates shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Applicable Law or any listing agreement with any national or foreign securities exchange or inter-dealer quotation system and if, to the extent practicable under the circumstances, such party first gives prior written notice to the other parties hereto of its intention to make such public announcement and provides the opportunity to review the content of such disclosure.

7.10         Books and Records. Buyer will be entitled to the originals of all books and records of the Company and all Subsidiaries, other than those books and records identified as Tax records, the originals of which will be retained by PFC. Buyer will be entitled to copies of all of such Tax records. PFC shall be entitled to keep a copy or copies (electronic or otherwise) of all such records, for archival purposes. Buyer will preserve the books and records of the Company and all Subsidiaries for a period of six years following the Closing and will allow PFC (or its representatives, consultants and advisors) reasonable access to such records at all reasonable times for a purpose reasonably related to (A) PFC’s indirect ownership of the Interests or (B) the performance by PFC of its obligations, and the enforcement by it of its rights, hereunder. If Buyer desires to dispose of any such records prior to the expiration of the six-year period referenced above, Buyer shall provide notice of same to PFC, and PFC shall have a period of 10 days to deliver written notice to Buyer that PFC elects to have such records delivered to it (at PFC’s expense). If PFC fails to deliver such notice within the 10-day period referenced above, Buyer shall the right to dispose of the subject records.

7.11         HSR Act Filing. If compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required in connection with the transactions contemplated under this Agreement, as promptly as practicable and in any event not more than 10 Business Days following the date on which the parties hereto have executed this Agreement, PFC, on behalf of Progress Energy, Inc., and Buyer will file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and will as promptly as practicable furnish any supplemental information which may be requested in connection therewith. PFC and Buyer will request expedited treatment (i.e., early termination) of such filing. Buyer and PFC shall use commercially reasonable efforts to make all other filings and submissions on a prompt and timely basis in connection with the filings required by this Section. Each of PFC and Buyer will bear its own costs and expenses relating to its compliance with this Section; provided, however, that Buyer will pay the entire filing fee required by the HSR Act.

7.12         No Amendment of Indemnification Provisions. Buyer agrees to cause each Subsidiary (A) not to change, for six years after the Closing Date, the indemnification provisions of its respective certificate of formation or operating agreement or Governing Documents in effect on the date hereof in each case relating to the indemnification of each present and former manager, officer, employee or agent of such Subsidiary in a manner that adversely affects the rights of such managers, officers, employees or agents to indemnification thereunder and (B) to comply with the terms thereof to provide such managers, officers, employees or agents with all rights of indemnification thereunder.

7.13         Third Party Consents. After the date hereof and prior to the Closing, each of PFC, the Company and each Subsidiary shall, and PFC shall cause the Company to, and each of PFC and the Company shall cause each Subsidiary to, use its commercially reasonable efforts to promptly obtain the Consent from any party to a Company Contract or Oil and Gas Contract identified on Company Schedule 4.5(B) as requiring the Consent of another party thereto; provided that PFC is not required to pay money to any such counterparty obtain any such Consent. Notwithstanding the foregoing, no later than 20 days prior to the Closing Date, Buyer will inform PFC if Buyer desires to re-license the seismic licenses identified on Company Schedule 4.5(B). If Buyer decides to re-license such licenses, Buyer will pay any re-license fees charged by the licensors up to $93,000 in the aggregate and PFC will reimburse Buyer for any re-license fee in excess of that amount. If Buyer elects not to re-license a seismic license, Buyer will inform PFC and PFC will terminate that license as of the Closing Date.

7.14         No Solicitation of Transactions. PFC shall not, and PFC shall cause each of its Affiliates (including, without limitation, the Company and the Subsidiaries) and its and their respective Representatives (as defined below) to not, directly or indirectly, initiate, solicit or encourage (including, without limitation, by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may lead to, any Acquisition Proposal (as defined below) with any other Person other than Buyer or an Affiliate of Buyer, or enter into or maintain or continue discussions or negotiate with any Person (other than Buyer or an Affiliate of Buyer) in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal. PFC shall, and PFC shall cause each of its Affiliates to, promptly, but in no event later than 24 hours, notify Buyer after receipt by PFC or any of its Affiliates or any of their respective Representatives, or after first becoming aware, of any such third-party inquiries, offers or proposals relating to a potential Acquisition Proposal that are received on or after the date hereof. Such notice shall be made both orally and in writing and shall indicate in reasonable detail the identity of the inquiring, offering or proposing party and the specific terms and conditions of the Acquisition Proposal and shall include a copy of any written Acquisition Proposal. PFC shall immediately cease and cause to be terminated, and shall cause each of its Affiliates and its and their respective Representatives to cease and terminate, any existing discussions or negotiations with any third parties (other than Buyer or an Affiliate of Buyer) conducted heretofore with respect to any Acquisition Proposal or related transaction. For purposes of this Section 7.14, (a) ”Representatives” shall mean officers, directors, partners, managers, stockholders, members, representatives, agents, key employees, attorneys, accountants, auditors and financial advisors of PFC, the Company, the Subsidiaries or any

Affiliates thereof, as applicable, and (b) ”Acquisition Proposal” shall mean any of the following, directly or indirectly, involving or affecting the Company or the Subsidiaries:  (i) any sale, purchase or other transfer of Equity Interests or the issuance of any Equity Interests; (ii) any merger, consolidation, exchange of Equity Interests, recapitalization, business combination or other similar transaction; (iii) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of all or any material portion of the business or assets thereof, in a single transaction or series of transactions; (iv) any tender offer or exchange offer for all or any portion of the outstanding Equity Interests of the Company or any partner, direct or indirect holder of Equity Interests therein or other direct or indirect owner thereof or any Subsidiary; or (v) any proposal, plan or intention to do any of the foregoing or any agreement (whether or not announced and whether or not in writing) to engage in any of the foregoing, except that an Acquisition Proposal shall not include any proposal or discussion involving a Related Affiliate that would not adversely effect, prevent or delay the performance by PFC or the Company of any of its obligations under this Agreement or the other Transaction Documents including the consummation of the Merger.

7.15         Financing Cooperation; Financial Information.

(A)          Each of PFC, the Company and each Subsidiary shall, and PFC shall cause the Company to, and each of PFC and the Company shall cause each Subsidiary to, at the sole cost and expense of Buyer for out-of-pocket expenses paid to third parties actually incurred by PFC, the Company or any Subsidiary, authorize its officers and employees, and shall use its commercially reasonable efforts to cause its accountants and other third parties to cooperate in all reasonable respects with Buyer in connection with the financing pursuant to the Commitment and EXCO Resources, Inc.’s reporting and disclosure obligations. Buyer shall be entitled to provide all information provided to it pursuant to this Section 7.15(A) to the lenders under the Commitment, solely for use in connection with such proposed financing.

(B)           Between the date of this Agreement and the Closing Date, the Company shall, and PFC shall cause the Company to, not later than 15 days after the end of each month commencing with the month ending July 31, 2006, prepare and deliver to Buyer an unaudited consolidated balance sheet and related consolidated statement of income of the Company and the Subsidiaries for each monthly and, as applicable, quarterly period.

7.16         FCC Filings.

(A)          Not later than 5 Business Days following the date of this Agreement, Buyer and the Company or any Subsidiary, as applicable, shall, and PFC shall cause the Company, and each of PFC and the Company shall cause any applicable Subsidiary to, file all appropriate applications with respect to the assignment to Buyer of the FCC Licenses (the “FCC Transfer Applications”). The FCC Transfer Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules or be responsive to a request of the FCC.

(B)           Buyer and the Company or any Subsidiary, as applicable, shall, and PFC shall cause the Company, and each of PFC and the Company shall cause any applicable Subsidiary to, furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Transfer Applications. Buyer and the Company or any Subsidiary, as applicable, shall bear its own expenses in connection with the preparation, filing and prosecution of the FCC Transfer Applications, except that any filing or other fees imposed by the FCC will be the responsibility of Buyer. Buyer and the Company or any Subsidiary, as applicable, shall, and PFC shall cause the Company, and each of PFC and the Company shall cause any applicable Subsidiary to, use its commercially reasonable efforts to prosecute the FCC Transfer Applications and shall furnish to the FCC any documents, materials, or other information reasonably requested by the FCC. If after the FCC grants its consent to the FCC Transfer Applications, any petitions for reconsideration, appeals or similar filings are made seeking to overturn the grant of the FCC consent, or if the FCC seeks to reconsider such grant on its own motion, then the parties shall use commercially reasonable efforts to defend the applicable grants against such actions.

7.17         PFC Guarantees.

(A)          PFC or one or more of its Affiliates provide, on behalf of Company or one or more Subsidiaries, the letters of credit, parental guaranties and surety bonds set forth on Company Schedule 4.23 (the “PFC Guaranties” or each, a “PFC Guaranty”).

(B)           Buyer shall offer to cause itself to be substituted in all respects for PFC or Affiliates of PFC, as the case may be, effective as of the Closing, in respect of all PFC Guaranties, and shall request PFC and all Affiliates of PFC (other than the Company and the Subsidiaries) to be released, as of the Closing Date, from any and all obligations under the PFC Guaranties.

7.18         New Projects and Capex Budget.

(A)          Pending the Closing, PFC and the Company will provide to Buyer its plan for new projects and the Company’s and Subsidiaries’ budgets for such projects (the “Project Plan”), to be undertaken by the Company or Subsidiaries (including the acquisition of new Oil & Gas Properties, the execution of new Oil & Gas Contracts, and the drilling and completion of Wells). The initial Project Plan is attached as Schedule 7.18. The Company shall submit weekly written reports to Buyer to inform Buyer with respect to the status of the Project Plan. The Company may suggest changes to a Project Plan, and after consultation with the President of Buyer, any amended Project Plan shall be effective. Such subsequent Project Plans will not be considered to be schedules to this Agreement. The Company and the Subsidiaries shall conform to the requirements of the then-effective Project Plan with respect to the activities conducted prior to the Closing by the Company and the Subsidiaries and expenditure maximums and limits established thereby. The Company shall make its officers available to Buyer, at reasonable times and places each such week to discuss the Project Plan and potential changes thereto, and to furnish such other information concerning such projects as Buyer shall reasonably request.

7.19         PFC Retained Environmental Responsibilities and Indemnification.

(A)          In conjunction with the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby, PFC shall cooperate with the Buyer to effectuate the transfer of any

Environmental Permits held by the Company or any Subsidiary under any Environmental Law, should notification, disclosure, registration, reporting, filing, or investigation be required under any Environmental Law. Any out-of-pocket expenses related to such transfer and for the actions required for transfer shall be the responsibility of Buyer, except with respect to actions required of PFC with respect to PFC Retained Environmental Matters (as defined below).

(B)           Subject to the terms and provisions of this Section 7.19 and Section 11.1, PFC shall indemnify and hold harmless Buyer and its Affiliates from and against any and all Losses arising under or relating to Environmental Laws made against or incurred or suffered by Buyer or such Affiliate, on or after the Closing Date, with respect to the matters identified under Item B(3) in Company Schedule 4.21 (“PFC Retained Environmental Matters”).

(C)           Company Schedule 7.19 lists (1) the Properties owned or operated by the Company or the Subsidiaries as to which Buyer has completed its environmental investigations (the “Group A Properties”) and as to which Buyer asserts (as described on such schedule) the existence of a violation of Environmental Law, the presence of concentrations of Hazardous Materials in excess of amounts that would customarily be considered addressed by ordinary compliance management by a reasonably prudent operator of comparable properties in the applicable jurisdiction (“Ordinary Compliance Management”), or otherwise reasonably may give rise to liability under Environmental Law for investigation, remediation, or other corrective action on or with respect to the Properties beyond Ordinary Compliance Management (each such matter, an “Environmental Defect”), and (2) those Properties on which Buyer will conduct further environmental investigations following the date hereof to determine if Buyer will assert that an Environmental Defect exists on such identified Properties (the “Group B Properties”). By no later than August 15, 2006, Buyer shall complete its investigation with respect to the Group B Properties, and by such date shall provide PFC and Company with an amended Company Schedule 7.19 that describes any Environmental Defects that Buyer asserts exist on or with respect to the Group B Properties as evidenced by Buyer’s environmental investigation test data.

(D)          If PFC disagrees with any of Buyer’s assertions of the existence of an Environmental Defect described on amended Company Schedule 7.19 with respect to the Group B Properties, PFC and Buyer will attempt to resolve the dispute. If they cannot do so they will resolve such dispute in accordance with Section 11.1.

(E)           PFC will pursue diligent efforts following the Closing to bring all PFC Retained Environmental Matters and undisputed Environmental Defects (including disputed Environmental Defects that are confirmed to exist pursuant to a proceeding under Section 11.1) into material compliance with the Environmental Laws. PFC shall retain control of and shall manage the resolution of all such PFC Retained Environmental Matters and other Environmental Defects (including, as applicable, remediation or other action necessary to bring a property into material compliance with Environmental Laws), and Buyer, its Affiliates and representatives will cooperate with and not interfere with PFC’s activities, and provide PFC and its agents and representatives full access to the Properties necessary for PFC’s performance of its obligations under this Section. Buyer shall be responsible for (and, subject to Buyer’s review and confirmation to Buyer’s reasonable satisfaction, shall reimburse PFC promptly upon invoicing for) the first $2,500,000 of third-party out-of-pocket expenses actually incurred by PFC in performing its obligations with respect to Environmental Defects.

(F)           When PFC considers a PFC Retained Environmental Matter or an Environmental Defect to be in material compliance with Environmental Laws, PFC will provide written notice to the Buyer indicating that PFC’s obligation with respect correction of such item is complete (a “Notice of Completion”). If Buyer disagrees with such Notice of Completion, it may notify PFC in writing within thirty (30) days that it disputes PFC’s Assertion (a “Notice of Objection”). If Buyer issues a Notice of Objection, PFC and Buyer will attempt to resolve the dispute. If they cannot resolve the dispute within ninety (90) days from Buyer’s Notice of Objection, Buyer may elect to initiate dispute resolution in accordance with Section 11.1. If Buyer fails to notify PFC within thirty (30) days after PFC provides the Notice of Completion or fails to initiate Section 11.1 proceedings within ninety (90) days of Buyer’s Notice of Objection, PFC shall be released from any liability to Buyer with respect to such PFC Retained Environmental Matter or such Environmental Defect, whether for site remediation, treatment, facility construction or similar activities with respect to any such PFC Retained Environmental Matter or Environmental Defect, and PFC shall be under no obligation to Buyer to undertake any further remedial or other action with respect to such PFC Retained Environmental Matter or Environmental Defect or to indemnify Buyer with respect to further remedial or other action for such completed matter. PFC shall indemnify Buyer for Losses resulting from negligence in the performance by PFC or its contractors of PFC’s obligations under this Section 7.19.

(G)           The only obligations or liabilities of PFC or any Related Affiliate with respect to any liability or obligation that Company or any Subsidiary has or might have related to or arising under Environmental Laws are (i) PFC’s obligations under this Section 7.19, and (ii) subject to and in accordance with Article X, the indemnification by PFC for breach of the representations and warranties of PFC and the Company in Section 4.21.

7.20         Cooperation with Audits. Following the date of this Agreement and continuing on and after the Closing Date, PFC shall, and PFC shall cause each of its Affiliates to, cooperate with Buyer and its representatives (including counsel and auditors) to the extent reasonably necessary for Buyer and its representatives (including counsel and auditors) to commence and conduct a financial audit of the Financial Statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to enable EXCO to comply with its reporting and disclosure obligations under the Exchange Act and the Securities Act as such reporting obligations relate to the Company and the Subsidiaries. Such cooperation shall consist of:  (i) providing Buyer and its representatives (including counsel and auditors) with reasonable access, during normal business hours, to the financial and accounting records, information, officers, directors, employees, counsel, and auditors (including Deloitte & Touche, LLP) of PFC and its Affiliates; (ii) causing the cooperation of Robert M. Deacy and Kim Boyle in the performance of such audit and (iii) causing all officers, directors, employees, counsel, and auditors (including Deloitte & Touche, LLP) of PFC and its Affiliates (a) who have historically participated in the compilation and preparation of the financial statements of the Company and the Subsidiaries and the recordation of transactions in the books and records of the Company and the Subsidiaries to cooperate with and provide all reasonable assistance to Buyer and its representatives (including counsel and auditors) in the performance of the audit of the Financial Statements at the same level of service as such officers, directors, employees, counsel, and auditors (including Deloitte & Touche, LLP) have historically provided to PFC and each of its Affiliates and (b) to cooperate with, and reasonably assist, EXCO Resources, Inc. with its reporting and disclosure obligations under the Exchange Act and the Securities Act as such reporting obligations relate to the Company and the Subsidiaries. Robert M. Deacy’s and Kim Boyle’s cooperation will consist of providing information and consulting with other employees of PFC and Related Affiliates to assist in the conduct of the audit and the compliance by EXCO with its reporting and disclosure obligations under the Exchange Act and the Securities Act as such reporting obligations relate to the Company and the Subsidiaries. The cooperation of employees of PFC and Related Affiliates and specifically Robert M. Deacy and Kim Boyle with respect to the audit of the Financial Statements is subject to:  (i) the completion of the audit of the Financial Statements by no later than December 31, 2006; and (ii) the continued employment of each by PFC or any Related Affiliate. Buyer shall bear all of the third-party out-of-pocket costs and expenses actually incurred by PFC or any Related Affiliate in connection with such audit of the Financial Statements and in enabling EXCO to comply with its reporting and disclosure obligations under the Exchange Act and the Securities Act.

7.21         Transition Services; Horizon License.

(A)          As promptly as reasonably practicable after the date hereof, but in no event later than 10 days prior to Closing, Buyer shall identify, and determine the duration of, the transition services that will be required by Buyer following the Closing. PFC shall, and shall cause all of its Affiliates to, cooperate with, and reasonably assist, Buyer in promptly identifying such transition services. Buyer and PFC shall negotiate in good faith and mutually agree on the amount of, or the basis for determining, the fees payable for each transition service or related group of transition services to be rendered by the Servicing Parties (as defined in the Transition Services Agreement). The amount of, or basis for determining, such fees shall be determined consistent with the terms of Section 2.1 of the Transition Services Agreement. Buyer and PFC shall jointly prepare Annex A to the Transition Services Agreement to memorialize the required transition services and the mutually agreed on amount and/or basis for determining the fees payable therefor. Unless otherwise specifically provided in the Transition Services Agreement, the Servicing Parties (as such term will be defined in the Transition Services Agreement) shall provide the required transition services for a period of five months following the Closing Date. The Servicing Parties shall provide the required transition services at the level and quality of services that is no less than the level and quality of services provided by the Servicing Parties and their respective Affiliates prior to the Merger (and in accordance with the standards set forth in the Transition Services Agreement subject to the limitations stated therein, such as the employees’ election to continue employment with PFC or its Affiliate, and such required transition services shall include, but not be limited to, the provision of reasonable office space and building services, reasonably necessary IT services and accounting, land production reporting and measurement systems, as will be more particularly described on Annex A to the Transition Services Agreement.

(B)           Upon the termination or expiration of the Transition Services Agreement, PFC shall cause the Horizon License to be assigned to Buyer, as will be more particularly described on Annex A to the Transition Services Agreement, without payment therefor.

7.22         PFC Assets. Certain of the assets used by the Company and the Subsidiaries in the operation of their business are owned or leased by PFC, including certain computers and miscellaneous personal property. Prior to Closing, PFC will transfer and assign title to such assets and such leases to Winchester and shall provide Buyer with evidence reasonably satisfactory to Buyer of such transfers and assignments.

7.23         Buyer Put Option. Pursuant to the terms of this Section 7.23, Buyer shall have the right and option (but not obligation) (the “Buyer Put Right”) to deliver a Put Election Notice to PFC to require PFC and the Company to (i) cause the transfer, assignment and conveyance of, the Properties related to the Proceedings described in items 1 and 2 under the heading “Pending Litigation” on Company Schedule 4.11 (the “Put Properties”) to PFC and (ii) cause to be assumed by PFC,  all obligations and liabilities associated with the Put Properties and such Proceedings (such obligations and liabilities, the “Put Obligations”), in each case, to be consummated by PFC and the Company prior to the Closing. If Buyer elects to exercise the Buyer Put Right, Buyer shall deliver to PFC, on or before the tenth (10th) Business Day prior to the Closing Date, a written notice (the “Put Election Notice”) advising PFC that Buyer is exercising the Buyer Put Right. Following receipt of the Put Election Notice, PFC and the Company shall cause the consummation of the transfer, assignment and conveyance of the Put Properties to, and the assumption of the Put Obligations by, PFC prior to the Closing. All agreements, documents and instruments to be utilized by PFC and the Company to give effect to such conveyance and assumption shall be subject to the review and comments of, and must be in form and substance reasonably satisfactory to, Buyer. As provided by Section 1.4(B)(7), the Base Purchase Price shall be decreased by the aggregate amount of the Allocated Values associated with the Put Properties if the Buyer Put Right is exercised by delivery of the Put Election Notice. If the Buyer Put Right is exercised by delivery of the Put Election Notice, the Buyer Indemnified Persons shall be entitled to indemnification pursuant to Section 10.2(I) in accordance with Article X, and PFC shall defend the Buyer Indemnified Persons pursuant to and in accordance with Section 10.4 in regard to the Proceedings described in items 1 and 2 under the heading “Pending Litigation” on Company Schedule 4.11 without any further requirement by Buyer to give notice of such Proceedings as Third-Party Claims or by PFC to notify Buyer of its election to defend the Buyer Indemnified Persons in connection with such Proceedings. If the Buyer exercises the Buyer Put Right, PFC and Buyer agree to negotiate in order to reach commercially reasonable agreements, with customary and market terms, as might be reasonably required in order for the Put Properties to be served by oil and gas gathering and other facilities of the Buyer and the Subsidiaries after the Closing.

ARTICLE VIII
BUYER’S DUE DILIGENCE AND TITLE DEFECT PROCESS

8.1           Title Due Diligence Examination.

(A)          From the date of this Agreement until Closing (the “Examination Period”), PFC and the Company shall afford to Buyer and its representatives reasonable access during normal business hours to the offices, personnel and books and records of PFC, Related Affiliates, the Company and the Subsidiaries in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Title Defects (as defined below) exist. Buyer shall complete its review of the Company and the

Subsidiaries’ title to Properties constituting at least 80% of the aggregate Allocated Values of all Properties no later than the end of the Examination Period. PFC, GP, and the Company and Buyer acknowledge that drill site title opinions have not been obtained for certain Wells in Louisiana including any Wells drilled subsequent to the date hereof and for which drill site title opinions have not been obtained at least 5 Business Days prior to the Closing Date (the “Drill Site Properties”). Buyer, PFC, GP and the Company will cooperate to prepare title opinions on the Drill-Site Properties during the Examination Period.

(B)           Buyer and its representatives may examine all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological, geophysical and engineering records, in each case insofar as the same may now be in existence and in the possession of PFC, Related Affiliates, the Company or any Subsidiary, provided, however, that PFC and the Company may withhold access to any information that PFC, Related Affiliates, the Company or any Subsidiary is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided that PFC and the Company shall use their reasonable efforts to obtain a waiver of any such restrictions in favor of Buyer. The cost and expense of Buyer’s review of the title to the Properties shall be borne solely by Buyer. Buyer shall not contact any of the customers or suppliers of the Company or its Working Interest co-owners, operators, lessors or surface interest owners, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of the Company, which consent shall not be unreasonably withheld.

(C)           If Buyer discovers any Title Defect affecting any of the Properties, Buyer may notify PFC of such alleged Title Defect from time to time prior to the expiration of the Examination Period. To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by PFC prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail including the basis therefor (including any alleged variance in the Net Revenue Interest or Working Interest and any supporting documents), (iv) identify the specific Properties (including the specific Warranty Wells, Leases or units listed on Buyer Schedule 8.1(F)(3) to which such Title Defect relates, and (v) include the value of such Title Defect as determined by Buyer in good faith.

(D)          Buyer Schedule 8.1(D) sets forth a list of the Properties examined by Buyer as of the date hereof, and the Title Defects, if any, associated with such Properties. Buyer will update Buyer Schedule 8.1(D) at Closing, with:  (i) a list of all Properties the title to which Buyer has examined as of Closing and the Title Defects, if any, associated therewith; and (ii) a list of Drill-Site Properties for which title opinions have not been obtained at least five Business Days prior to the Closing Date (the “Closing Drill-Site Properties”). Following the date of this Agreement, Buyer may not present further Title Defect Notices with respect to the Properties set forth on Buyer Schedule 8.1(D) as of the date hereof. At the end of the Examination Period, any matters that may otherwise constitute a Title Defect, but of which PFC has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes. Notwithstanding the end of the Examination Period, Buyer may continue to present Title Defect Notices with respect to the Closing Drill-Site Properties until 5:00 p.m. Dallas, Texas, time on the date that is 30 days following the Closing Date.

(E)           Upon the receipt of an effective Title Defect Notice from Buyer, PFC will have the option, but not the obligation, to attempt to cure such Title Defect during the Cure Period (as hereafter defined) at PFC’s sole cost and expense, and the further option described in Section 8.1(G). A Property affected by such Title Defect shall be a “Title Defect Property”.

(F)           As used in this Section 8.1:

(1)           “Defensible Title” means, as of the date of this Agreement and the Closing Date,

(a)           with respect to the Warranty Wells and Leases described on Company Schedule 4.19 and with respect to any other real property (including the Easements but excluding any portion of the Midstream Assets) included in the Properties, such record title and ownership by the Company or a Subsidiary that:

(i)            entitles the Company and/or a Subsidiary to receive and retain from such Warranty Well or Lease, without reduction, suspension or termination, not less than the percentage set forth on Company Schedule 4.19 as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Warranty Well or Lease;

(ii)           obligates the Company and/or a Subsidiary to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Warranty Well or Lease that is not more than the Working Interest set forth for such Warranty Well or Lease on Company Schedule 4.19, (unless such increase is accompanied by a proportionate increase in the Net Revenue Interest applicable to such Warranty Well or Lease); and

(iii)          except with respect to any Warranty Well or Lease, is defensible; and

(iv)          is free and clear of all Liens except Permitted Encumbrances.

(2)           “Permitted Encumbrances” means:

(a)           Liens for taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established on the Balance Sheet;

(b)           normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Properties, which obligations are not yet due and pursuant to which neither the Company nor any Subsidiary is in default;

(c)           mechanic’s and materialman’s Liens relating to the Properties, which obligations are not yet due and pursuant to which neither the Company nor any Subsidiary is in default;

(d)           minor defects and irregularities in title or other restrictions on the use or ownership of property (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, Contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the Ordinary Course of Business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest set forth on Company Schedule 4.19, increase the Working Interest (without a proportionate increase in the corresponding Net Revenue Interest) set forth on Company Schedule 4.19 or materially affect the value of any property encumbered thereby;

(e)           all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance;

(f)            preferential rights to purchase and required third party consents to assignments and similar agreements:

(i)            if the same are not triggered by the consummation of the transactions contemplated herein; or

(ii)           with respect to which, prior to Closing, (X) waivers or consents are obtained from the appropriate parties, (Y) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (Z) arrangements can be made on terms satisfactory to Buyer to allow Buyer to receive substantially the same economic benefits as if all such waivers and consents had been obtained;

(g)           easements, rights-of-way, servitudes, Permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties to the extent such matters do not materially interfere with operations on the Properties;

(h)           rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all Applicable Laws, rules and orders of any Governmental Entity; and

(i)            conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

(3)           “Title Defect Amount” means, with respect to a Title Defect Property, the reduction in the Allocated Value of a Property or an associated Property as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(a)           The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the Allocated Value of the Property affected by such Title Defect (or if the Title Defect Property does not have a specific Allocated Value, then the Allocated Value thereof shall be derived from the Allocated Value of the Lease, Warranty Well or unit associated therewith), the portion of the Property subject to such Title Defect, and the legal effect of such Title Defect on the Property affected thereby; provided, however, that:

(b)           if such Title Defect is in the nature of the Net Revenue Interest in a Warranty Well, Lease or unit being less than the Net Revenue Interest set forth on Company Schedule 4.19 with respect thereto and the corresponding Working Interest remains the same, then the Title Defect Amount will be the Allocated Value for the relevant Warranty Well, Lease or unit multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect;

(c)           if such Title Defect is in the nature of a Lien, then the Title Defect Amount will be the amount required to fully discharge such Lien; and

(d)           If the Title Defect results from any matter not described in Section 8.1(F)(3)(a), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the Allocated Value of the Title Defect Property).

(e)           “Title Defect” means for each Property on Company Schedule 4.19, a defect exists (i) that causes the Company and the Subsidiaries to not have Defensible Title in such Warranty Well or Lease; (ii) that has a Title Defect Amount attributable thereto in excess of $25,000; and (iii) for which a Title Defect Notice has been timely and otherwise validly delivered; and

(f)            Notwithstanding the foregoing, any matters that would otherwise constitute a Title Defect will not be a Title Defect if it is not reasonably likely to affect the economic value to Buyer of the affected Oil and Gas Property based on the standards and practices of reasonably prudent operators of oil and gas wells engaged in the drilling of exploratory wells in the geographic region in which the Oil and Gas Properties are located.

(G)           (1)           If PFC and Buyer are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable to such Title Defect, then PFC, at its election, may either:

(a)           notify Buyer that it will repurchase the Property that is the subject of the dispute (a “Repurchase Property”), or

(b)           initiate dispute resolution procedures under Section 11.1.

(2)           If PFC elects to exercise its repurchase option under clause (G)(1)(a), above, PFC shall notify Buyer in writing no later than 60 days after PFC’s receipt of Buyer’s Title Defect Notice with respect to such Repurchase Property (a “Repurchase Notice”). At a time mutually agreed by PFC and Buyer, but no later than 15 Business Days after Buyer’s receipt of the Repurchase Notice, Buyer will reconvey the Repurchase Property by appropriate instrument, free of any Liens created by or through Buyer between the Closing Date and the date of reconveyance. In exchange for the Repurchase Property, PFC shall pay Buyer the Allocated Value of the Repurchase Property as set forth on Buyer Schedule 8.1(F)(3).

(3)           If PFC does not elect to issue a Repurchase Notice, as permitted by clause G(2), PFC may elect to initiate dispute resolution procedures under Section 11.1. In any such proceeding under Section 11.1, the provisions of Section 11.1 shall be applicable, provided that the Title Defect Amounts with respect to the Title Defects of the type described in Sections 8.1(F)(3)(a), (b), (c) and (d), shall be calculated as provided therein.

8.2           Environmental Investigation.

Buyer and its representatives may, at Buyer’s expense, conduct environmental investigations of the Properties, provided neither Buyer nor its representatives materially interfere with the use and enjoyment of the Properties by PFC. Such investigations shall be during normal business hours and in a manner so as not to interfere in any material respect with the normal operations of the Business. PFC shall allow the Buyer and its representatives full and complete access during normal business hours and upon reasonable notice to books, records, documents, and facilities of PFC, Related Affiliates, the Company and the Subsidiaries for the purpose of conducting environmental investigations. Except as contemplated by Buyer Schedule 7.19, Buyer shall not conduct environmental testing on the Property without the express permission from PFC, which consent shall not be unreasonably withheld, conditional or delayed. Buyer’s environmental investigations shall be complete on or before August 15, 2006.

8.3           Cure of Certain Title Defects Post-Closing.

(A)          Any Title Defect identified by Buyer prior to Closing that remains uncured at Closing, and any Title Defect identified by Buyer after Closing will be referred to herein as a “Post-Closing Defect.”

(B)           Buyer and the Company will act in good faith and reasonably cooperate with PFC after the Closing for PFC to cure Post-Closing Defects. If, at the end of the 30-day period commencing on the Final Settlement Date (the “Cure Period”), PFC has been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), PFC will pay Buyer, within 10 Business Days, the Title Defect Amount with respect to such Post-Closing Defect plus interest payable thereon accruing at the Prime Rate from the Closing Date to the date on which the Title Defect Amount is paid by PFC to Buyer (taking into account the value of the results of any curative efforts made by or on behalf of PFC with respect to such Post-Closing Defects). If, at the end of the Cure Period, PFC and Buyer are unable to agree on whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 11.1.

8.4           Buyer Indemnification. Buyer hereby indemnifies and shall defend and hold the Company, PFC, Affiliates thereof, and their respective owners, officers, directors, employees, agents, representatives, contractors, successors, and assigns) harmless from and against any and all of the following claims arising from Buyer’s inspecting and observing the Properties:  (A) claims for personal injuries to or death of employees of Buyer, its contractors, agents, consultants, and representatives, and damage to the property of Buyer or others acting on behalf of Buyer, except for injuries or death caused by the gross negligence or willful misconduct of the Company, PFC or any of their respective Affiliates, employees, contractors, agents, consultants, or representatives; and (B) claims for personal injuries to or death of employees of the Company or third parties, and damage to the property of the Company or third parties, to the extent caused by the negligence, gross negligence, or willful misconduct of Buyer. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE IX
CONDITIONS TO OBLIGATIONS OF THE PARTIES; TERMINATION

9.1           Conditions to Obligations of PFC, GP and the Company. The obligations of PFC, the GP and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing of each of the following conditions:

(A)          Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(B)           Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing;

(C)           PFC and the Company shall have received a certificate executed by the Chief Executive Officer of Buyer dated the Closing Date, representing and certifying that the conditions set forth in Sections 9.1(A) and (B) have been satisfied;

(D)          No Proceeding (excluding any Proceeding initiated by PFC, the Company, the Subsidiaries, or any of their respective Affiliates) shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain Losses or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby;

(E)           No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby;

(F)           All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to Section 2.3 shall have been delivered;

(G)           All Consents of or imposed by any Governmental Entity and all Consents set forth on Company Schedule 3.6 necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made (and the required waiting period, if any, has expired), including those arising under the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

(H)          Buyer shall have completed its review, pursuant to Section 8.1, of the Company’s and the Subsidiaries’ title to the Properties constituting at least 80% of the aggregate Allocated Values of all Properties set forth on Buyer Schedule 8.1(F)(3); and

(I)            Buyer has not identified Title Defects, the Title Defect Amounts of which, in the aggregate, exceed 10% of the Base Purchase Price.

9.2           Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(A)          Each of the representations and warranties of PFC and GP contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of PFC or GP that are qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of PFC or GP that are qualified by materiality, which shall be true and correct in all respects) as of such specified date;

(B)           Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties of the Company that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than those representations and warranties of the Company that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such specified date;

(C)           Each of PFC, GP and the Company and each Subsidiary shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing;

(D)          Buyer shall have received a certificate executed by the Chief Executive Officers of PFC, GP and the Company dated the Closing Date, representing and certifying that the conditions described in Section 9.2(A), (B) and (C) have been satisfied except to the extent described on any supplements to the Company Schedules that were delivered to Buyer prior to the Closing Date in accordance with Section 7.4 and are specifically referred to as exceptions to such certificate, with any such supplement not affecting whether or not the conditions described in Sections 9.2(A), (B) and (C) have been satisfied and being included solely for purposes of enabling PFC, GP and the Company to comply with Section 9.2(D);

(E)           No Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit, or obtain Losses or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby;

(F)           No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby;

(G)           All documents, instruments, certificates or other items required to be delivered by PFC, GP and the Company pursuant to Section 2.2 shall have been delivered;

(H)          All Consents of or imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have been obtained, occurred or have been made (and the required waiting period, if any, has expired), including those arising under the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

(I)            There shall have been no Event since June 30, 2006, that, individually or in the aggregate with all such other Events, has had or reasonably could be expected to have a Material Adverse Effect;

(J)            Buyer has not identified Title Defects, the Title Defect Amounts of which, in the aggregate, exceed 10% of the Base Purchase Price;

(K)          Buyer shall have received evidence reasonably acceptable to it of the Company’s and the Subsidiaries’ assignment (without any further obligation or liability thereafter to the Company or any Subsidiary) of all their rights and obligations pursuant to the engagement letter between the Company and Petrie Parkman & Co. dated as of June 8, 2006, to PFC;

(L)           The Company and each applicable Subsidiary shall have obtained all Consents from the other parties to the Contracts identified on Schedule 9.2(L) (each, a “Required Third Party Consent”), and each Required Third Party Consent shall be in full force and effect, shall not have been revoked, shall be in form and substance reasonably satisfactory to Buyer, and a copy thereof shall have been delivered to Buyer;

(M)         Buyer shall have received evidence reasonably acceptable to it of the full payment, settlement, cancellation or satisfaction of all Intracompany Obligations;

(N)          The FCC Consent shall have been granted and become final. For purposes of this Agreement, the term “final” shall mean that action shall have been taken by the FCC (including action duly taken by the FCC’s staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of such sua sponte action by the FCC shall have expired or otherwise terminated;

(O)          PFC shall have provided to Buyer the agreement of Progress Energy, Inc., for itself and its Affiliates, waiving any claims against Buyer and its Affiliates and the PFC and Service Employees to the extent arising from any employment agreement, confidentiality or non-disclosure agreement or policy, or non-competition agreement between any of the PFC and Service Employees and PFC or any Related Affiliate insofar as it relates to the business of the Company and the Subsidiaries; and

(P)           If the Buyer Put Right is exercised by delivery of the Put Election Notice, the transfer, assignment and conveyance of the Put Properties to PFC and the assumption of the Put Obligations by PFC shall have been consummated in accordance with Section 7.23.

9.3           Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(A)          by mutual written consent of PFC and Buyer; or

(B)           by either PFC or Buyer, if:

(1)           the Closing shall not have occurred on or before November 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.3(B)(1) shall not be available (a) to PFC, if any breach of this Agreement by PFC, GP, the Company or any Subsidiary has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (b) to Buyer, if any breach of this Agreement by Buyer has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination date; or

(2)           there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable;

(C)           by PFC, if (1) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is qualified by a materiality standard or a material adverse effect qualification shall not be further qualified by materiality hereby); or (2) Buyer shall have failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (1) and (2), such failure, misrepresentation, or breach of warranty (provided it can be cured) has not been cured within 30 days after written notice thereof from the Company to Buyer (other than those set forth in Section 5.7 for which no cure period shall be permitted); provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date;

(D)          by Buyer, if (1) any of the representations and warranties of PFC, GP or the Company contained in this Agreement shall not be true and correct in all material respects (provided that any such representation or warranty that is qualified by a materiality or Material Adverse Effect qualification shall not be further qualified by materiality hereby); or (2) PFC, GP and the Company shall have failed to fulfill in any material respect any of their respective obligations under this Agreement, and, in the case of each of clauses (1) and (2), such misrepresentation, breach of warranty or failure has not been cured (provided it can be cured) within 30 days after written notice thereof from Buyer to PFC; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date; or

(E)           by Buyer if there shall have occurred since June 30, 2006, any Event or series of Events that, individually or in the aggregate, have had or reasonably could be expected to have, a Material Adverse Effect.

9.4           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.3 by PFC or Buyer, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article IX, in Sections 7.8 (Fees), 7.9 (Publicity), 8.4 (Due Diligence Indemnity) and in Articles XI (other than Section 11.1) and XII shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for Losses actually incurred as a result of any breach of this Agreement.

9.5           Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of all the parties hereto.

9.6           Waiver. PFC, GP and the Company on the one hand, or Buyer, on the other, may:  (A) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (B) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE X
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

10.1         Survival.

(A)          Each of the representations, warranties and covenants that are covered by the indemnification agreements herein shall survive the Closing for the time periods expressly set forth below (each such time period and the time period, a “Survival Period”).

(B)           Representations and Warranties.

(1)           each of the representations and warranties of PFC, GP and the Company set forth in Sections 3.1 (Organization), 3.2 (Title to Interests), 3.3 (Authority), 3.4 (Valid and Binding Agreement), 3.5 (Non-Contravention), 4.1 (Organization), 4.2 (Governing Documents), 4.3 (Capital Structure), 4.4 (Authority, Valid and Binding Agreement), 4.5 (Non-Contravention, Consents and Approvals), 4.6 (Ownership; Capitalization of Subsidiaries), 4.14 (Taxes), 4.25 (Employee Related Matters), and 4.26 (Brokers), shall survive the Closing until the expiration of the applicable statute of limitations period (such representations and warranties, the “Fundamental Company Representations”), and all remaining representations and warranties set forth in Articles III and IV shall terminate at 5:00 p.m., Dallas, Texas time on the date that is the 90th day following the first anniversary of the Closing Date (the “Expiration Date”); and

(2)           each of the representations and warranties of Buyer set forth in Sections 5.1 (Organization), 5.2 (Power and Authority), 5.3 (Valid and Binding Agreement), 5.4 (Non-Contravention), 5.8 (Investment Experience), 5.9 (Accredited Investor; Investment Intent), 5.10 (Independent Evaluation) and 5.11 (Brokers) shall survive the Closing until the expiration of the applicable statute of limitations period (such representations and warranties, the “Fundamental Buyer Representations” and together with the Fundamental Company Representation, the “Fundamental Representations”), and all remaining representations and warranties set forth in Article V shall terminate at 5:00 p.m., Dallas, Texas time, on the Expiration Date

(C)           Covenants. All covenants and agreements contained in this Agreement required to be performed or complied with before or at the Closing shall survive the Closing until the Expiration Date unless expressly waived by Buyer in writing at the Closing, and all covenants and agreements contained in this Agreement to be performed or complied with after the Closing (including the covenants and agreements contained in Sections 7.7, 7.8, 7.20, 8.3 and 8.4 and Articles X and XI) shall survive the Closing until fully performed.

(D)          No party hereto shall have any indemnification obligation pursuant to this Article X or otherwise in respect of any representation, warranty or covenant unless it shall have received from the party seeking indemnification written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought on or before the expiration of the applicable Survival Period. If an Indemnified Party delivers a Claim Notice to an Indemnifying Party before the expiration of the applicable Survival Period, then the applicable representation, warranty or covenant shall survive until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice shall set forth with reasonable specificity (1) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (2) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

10.2         Indemnification by PFC. From and after the Closing, subject to the terms and conditions of this Article X, PFC shall indemnify, defend and hold harmless Buyer, the Company and the Subsidiaries and their respective directors, officers, employees, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses asserted against, resulting, imposed upon, or incurred or suffered by any Buyer Indemnified Person, directly or indirectly, by reason of, resulting from, arising out of, relating to or in connection with:

(A)          any breach of any representation or warranty of PFC, GP or the Company contained in Article III or IV of this Agreement determined as of the date of this Agreement or in any certificate furnished by or on behalf of PFC, GP or the Company in connection with this Agreement, in each case, without giving effect to any supplements to the Company Schedules delivered to Buyer pursuant to Section 7.4 as though no such supplements were so delivered to Buyer;

(B)           any breach of any representation or warranty made by PFC, GP or the Company in this Agreement or in any certificate furnished by or on behalf of PFC, GP or the Company in connection with this Agreement, as if such representation or warranty were made on and as of the Closing Date, giving effect to any supplement to the Company Schedules delivered to Buyer pursuant to Section 7.4;

(C)           any breach or nonfulfillment of or failure to perform any covenant or agreement of PFC or GP contained in this Agreement or in any certificate furnished by or on behalf of PFC or GP to Buyer in connection with this Agreement;

(D)          any breach or nonfulfillment of or failure to perform any covenant or agreement of the Company contained in this Agreement that is required to be performed by the Company prior to or at the Closing or in any certificate furnished by or on behalf of the Company prior to or at the Closing to Buyer in connection with this Agreement;

(E)           the Proceedings described in item 3 under the heading “Pending Litigation” and item 6 under the heading “Potential Litigation” on Company Schedule 4.11;

(F)           any Third Party Claims for personal injury or property damage related to the environmental matters identified in item B(3) on Company Schedule 4.21;

(G)           any regulatory non-compliance by the Company and the Subsidiaries in respect of the Midstream Assets resulting from a matter referenced in or implied by items 1, 2 and 3 on Company Schedule 4.12;

(H)          the matters identified in Item B on Company Schedule 4.14; and

(I)            if the Put Election Notice is delivered to PFC in accordance with Section 7.23, the Proceedings described in items 1 and 2 under the heading “Pending Litigation” on Company Schedule 4.11.

10.3         Indemnification by Buyer.

(A)          From and after the Closing, subject to the terms and conditions of this Article X, Buyer shall indemnify, defend and hold harmless PFC and its directors, officers, employees, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates (collectively, the “PFC Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any PFC Indemnified Person, directly or indirectly, by reason of, resulting from, arising out of, relating to or in connection with:

(1)           any breach of any representation or warranty of Buyer contained in Article V or in any certificate furnished by or on behalf of Buyer to PFC in connection with this Agreement;

(2)           any breach or nonfulfillment of or failure to perform any covenant or agreement of Buyer contained in this Agreement or any certificate furnished by or on behalf of Buyer to PFC in connection with this Agreement; and

(3)           obligations under the PFC Guaranties for which Buyer has not obtained the release of PFC or a Related Affiliate to the extent that they arise out of performance under such PFC Guaranty from and after Closing.

(B)           On the date hereof, Buyer has provided to PFC a guaranty reasonably acceptable to PFC in form and substance issued by Buyer’s parent, EXCO Resources, Inc., guaranteeing the performance by Buyer of all covenants to be performed by Buyer prior to Closing and the payment by Buyer, at Closing, of the Closing Payment (the “Exco Guaranty”).

10.4         Indemnification Proceedings.

(A)          Third Party Claims. In the event that any claim or demand for which PFC or Buyer (such Person, an “Indemnifying Party”) may be liable to a Buyer Indemnified Person under Section 10.2 or Section 7.7 or to a PFC Indemnified Person under Section 10.3 or Section 7.7 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third-Party Claim,” which in the case of any matter that may be indemnifiable under Section 7.7 or by reason of a breach or inaccuracy of Section 4.14 shall include the commencement of any examination or other proceeding, without regard to whether any liability is asserted, by a taxing authority), the Indemnified Party shall with reasonable promptness (which shall not exceed 14 Business Days in the case of any matter that may be indemnifiable under Section 7.7 or by reason of a breach or inaccuracy of Section 4.14) notify the Indemnifying Party of such Third-Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article X or Section 7.7 (as applicable), except (and solely) to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of the Claim Notice from the Indemnified Party (in this Section 10.4, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of such Third-Party Claim only if and for so long as (i) the Indemnifying Party notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third-Party Claim and agrees that the Indemnified Party will be indemnified against such Third-Party Claim in accordance with the terms and limitations of this Article X, (ii) the Indemnifying Party uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third-Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if (a) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (b) the Indemnified Party’s counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third-Party Claim). If the Indemnifying Party elects not to assume the defense of such

Third-Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party shall be entitled to assume the defense of such Third-Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party. If the Indemnifying Party elects (and is entitled) to assume the defense of such Third-Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby the plaintiff or claimant in such Third-Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

(B)           Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, at the expense of the Indemnifying Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-Party Claim (1) as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (2) to the extent the Third-Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(C)           Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder and no Third-Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. The failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article X.

10.5         Exclusivity.

(A)          The parties hereto agree that from and after the Closing, (1) the sole and exclusive relief and remedy available to an Indemnified Party in respect of Losses arising from the matters described in Sections 10.2 and 10.3 shall be the rights of Indemnified Parties pursuant to this Article X and (2) the sole and exclusive relief and remedy with respect to Title Defects shall be pursuant to the provisions of Article VIII and Section 11.1, and (3) the sole and exclusive relief and remedy with respect to PFC Retained Environmental Matters and for Environmental Defect remediation and other corrective measures with respect thereto shall be pursuant to the provisions of Section 7.19 and Section 11.1; provided, however, that notwithstanding any provision to the contrary contained herein (including the foregoing), the liability of any party hereto under this Article X or Article VIII, or Section 7.19 as applicable, shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts, fraudulent omissions, or intentional misrepresentations.

(B)           None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in this Section 10.5, shall be deemed a waiver by any party to this Agreement of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts, fraudulent omissions, or intentional misrepresentations nor shall any such provisions limit, or be deemed to limit, (1) the amounts of recovery sought or awarded in any such claim for fraud or intentional misrepresentation, (2) the time period during which a claim for fraud or intentional misrepresentation may be brought, or (3) the recourse that any such party may seek against another party with respect to a claim for fraud or intentional misrepresentation; provided that that with respect to such rights and remedies at law or equity, the parties hereto further acknowledge and agree that none of the provisions of this Section 10.5, nor any reference to this Section 10.5 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud or intentional misrepresentation, including defenses of statutes of limitations or limitations of damages.

10.6         Limitations on Indemnities.

(A)          Notwithstanding the foregoing, (1) PFC shall not be obligated to indemnify Buyer for Losses pursuant to Sections 10.2(A) or 10.2(B), and Buyer shall not be obligated to indemnify PFC for Losses pursuant to Section 10.3(A)(1), in each case, pursuant to this Article X unless and until the amount of all Losses incurred by Buyer, or by PFC, as the case may be, exceeds, in the aggregate, $18,000,000 (the “Deductible”), in which event the party seeking indemnity may recover all Losses incurred in excess of $12,000,000, and (2) PFC’s maximum liability for Losses pursuant to Section 10.2(A) and Section 10.2(B) and Buyer’s maximum liability for Losses pursuant to Section 10.3(A)(1), in each case, shall be $600,000,000 (the “Maximum Indemnity Amount”); provided, however, that, notwithstanding the foregoing, the Deductible and the Maximum Indemnity Amount shall not apply to (and the Indemnified Parties shall be entitled to be indemnified for all Losses relating to):

(a)           any claims asserted under Section 10.2(A), 10.2(B), or 10.3(A)(1), as applicable, insofar as such claims relate to any breach of Fundamental Representations or any certificate to the extent based on any such Fundamental Representation; and

(b)           any claims based on fraudulent acts, fraudulent omissions, or intentional misrepresentations.

(B)           The indemnification obligations of the parties pursuant to this Article X shall not include punitive Damages, provided that any punitive Damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against an Indemnified Party shall be included in the Damages recoverable by such Indemnified Party pursuant to this Article X.

(C)           For purposes of this Article X, in determining if a breach of a representation or warranty has occurred pursuant to which a Buyer Indemnified Person or a PFC Indemnified Person is entitled to indemnification under Sections 10.2(A), 10.2(B) or 10.3(A)(1) and in determining the amount of Losses from such breach, such determination shall be made without giving effect to any Material Adverse Effect or other materiality qualifiers, including as expressed in accounting concepts such as GAAP, that may be contained in the applicable representation or warranty.

(D)          Buyer claims for a breach of representation in Section 4.14 shall be submitted not more frequently than once per quarter.

10.7         Indemnification Despite Negligence. It is the express intention of the parties hereto that each Indemnified Party shall be indemnified and held harmless from and against all Losses as to which indemnity is provided for under this Article X, notwithstanding that any such Losses arise out of or result from the ordinary, strict, sole, or contributory negligence of such Person and regardless of whether any other Person (including the other parties to this Agreement) is or is not also negligent. The parties hereto acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

ARTICLE XI
MISCELLANEOUS

11.1         Dispute Resolution.

(A)          Any and all claims, disputes, controversies or other matters in question arising out of or relating to matters under Sections 7.19, 8.1, 8.2 and 8.3 (and, to the extent that interpretation of this Agreement is required, under Section 1.6) (all of which are referred to herein as “Disputes”) that the parties hereto are unable to resolve by mutual agreement shall be resolved by final binding arbitration. The arbitration shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, but only to the extent such rules do not conflict with the specific provisions of this Section 11.1.

(B)           The parties shall attempt in good faith to resolve any Dispute promptly by negotiations between senior representatives of the parties who have authority to settle the matter. Any party may give the other party written notice of the Dispute. If a Dispute occurs that the senior representatives of the parties responsible for the transaction contemplated by this Agreement have been unable, in good faith, to settle or agree upon within a period of 15 days after such Dispute arose, PFC shall nominate and commit one of its senior officers and Buyer shall nominate and commit one of its senior officers, to meet at a mutually agreed time and place not later than 15 days after the Dispute has arisen to attempt to resolve such Dispute. If such senior officer intends to be accompanied by an attorney, the other senior officers shall be given at least 3 Business Days prior notice of such intention and may be also accompanied by an attorney. If such senior officers have been unable to resolve such Dispute within a period of ten days after such meeting, or if such meeting has not occurred within 30 days following such Dispute arising, then any party shall have the right, by written notice to the other, to resolve the Dispute through the relevant Independent Expert by arbitration pursuant to this Section 11.1.

(1)           Each party shall have the right to submit Disputes to an independent expert appointed in accordance with this Section 11.1 (each, an “Independent Expert”), who shall serve as sole arbitrator. The Independent Expert shall be appointed by mutual agreement of PFC and Buyer; provided, however, if PFC and Buyer are unable to mutually agree on who will serve as the Independent Expert within ten days after the 30th day following when the Dispute arose, the American Arbitration Association shall select an arbitrator, which shall be the Independent Expert. The Independent Expert shall be selected from among candidates with experience and expertise in the area that is the subject of such Dispute, have general experience in the oil and gas and industry and/or pipeline industry, as applicable, and is impartial and independent of the parties.

(2)           The parties, with the assistance of the American Arbitration Association, shall use diligent efforts to have the Independent Expert appointed within 30 days after a matter is submitted to arbitration. The arbitration shall be conducted within 90 days after the selection of the Independent Expert.

(3)           Any arbitration hearing, if one is desired by the Independent Expert, shall be held in Dallas, Texas. The Independent Expert may elect to conduct the proceeding by written submissions from PFC and Buyer with exhibits, including interrogatories, supplemented with appearances by Buyer and PFC, and representatives of the Company or Subsidiaries, if necessary, as the Independent Expert may desire. The arbitration proceeding, subject only to the terms hereof, shall be conducted informally and expeditiously and in such a manner as to result in a resolution as soon as reasonably possible under the circumstances. The decision of the Independent Expert with respect to Disputes shall be reduced to writing and shall be final and binding on the parties as to the issue(s) submitted. Judgment upon the award(s) rendered by the Independent Expert may be entered and execution had in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement. PFC and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases, except that the charges and expenses of the Independent Expert shall be shared equally by PFC and Buyer and the prevailing party shall be entitled to reasonable attorneys’ fees in any contested court proceeding brought to enforce or collect any award of judgment rendered by the Independent Expert.

(4)           The Independent Expert may consult with and engage disinterested third parties to advise the Independent Expert including, without limitation, geologists, geophysicists, petroleum engineers, title and oil and gas lawyers, environmental consultants and attorneys, accountants and consultants, and the fees and expenses of such third parties shall be considered to be charges and expenses of the Independent Expert.

(5)           Any replacement Independent Expert, should one become necessary, shall be selected in accordance with the procedure provided above for the initial selection of an Independent Expert.

(6)           No lawsuit may be instituted by either Buyer or PFC with respect to the resolution of Disputes, other than to compel proceedings pursuant to this Section 11.1 or to enforce the award of the Independent Expert. Without waiving the arbitration rights under this Agreement, notwithstanding anything in this Section 11.1 to the contrary the parties may seek temporary and preliminary injunctive relief and other emergency judicial relief from a judicial court in Dallas, Texas pending a final resolution of the dispute by arbitration. Alternatively, the parties at their election may seek emergency interim relief pursuant to the Emergency Interim Relief Procedures of the AAA Commercial Arbitration Rules.

(7)           All privileges under state and federal law, including attorney-client and work-product privileges, shall be preserved and protected to the same extent that such privileges would be protected in a federal or state court proceeding applying state or federal law, as the case may be. Except as required by Applicable Law, all aspects of the arbitration shall be confidential, and the parties and arbitrators shall not disclose to others, or permit disclosure of, any information related to the proceedings, including but not limited to discovery, testimony and other evidence, briefs and the award.

(8)           Notwithstanding any other provision in this Agreement to the contrary, the parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, or any other Applicable Law.

(C)           Tolling and Performance. Except as otherwise provided in these procedures, all applicable statutes of limitation and defenses based upon the passage of time and all contractual limitation periods specified in this Agreement, if any, will be tolled while the procedures specified herein are pending. The parties will take all actions necessary to effectuate the tolling of any applicable statutes of limitation or contractual limitation periods. All deadlines specified herein may be extended by mutual written agreement of the parties. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute, unless doing so would be impossible or impracticable under the circumstances. Notwithstanding the foregoing, the statute of limitations of the State of Texas applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Agreement, except that no defenses will be available based upon the passage of time during any negotiation or proceeding called for by these procedures.

11.2         Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by telecopy or facsimile transmission (followed by delivery under the methods provided in either clause (i) or (ii) above), with receipt confirmed by telecopy machine, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to PFC:	Progress Fuels Corporation Progress Energy Building 100 East Davie, TPP-10 Raleigh, North Carolina 27601 Attention: Pre-Closing: Robert M. Deacy Post-Closing: President Fax No.: (919) 546-7480

With a copy to (which shall not constitute notice to PFC):	Progress Fuels Corporation 410 S. Wilmington St., 17th Floor Raleigh, NC 27601 Attn: David Fountain Fax No.: (919) 546-2920

and

Hunton & Williams LLP 1601 Bryan St., 30th Floor Dallas, Texas 75201 Attn: Barry Thomas Fax No.: (214) 880-0011

Attn: William M. Flynn (Raleigh) Fax No. (919) (833-6352)

If to Buyer:	Winchester Acquisition, LLC c/o EXCO Resources, Inc. 12377 Merit Drive, Suite 1700 Dallas, Texas 75251 Attention: William Boeing Fax No.: (214) 706-3409

With a copy to (which shall not constitute notice to Buyer):	Vinson & Elkins L.L.P. 2001 Ross Ave, Suite 3700 Dallas, TX 75201 Attn: Jeffrey Chapman Fax No.: (214) 999-7797 Attn: Greg Hidalgo Fax No.: (214) 999-7959

Such notices, requests, demands, and other communications shall be effective upon receipt.

11.3         Entire Agreement. This Agreement, together with the Schedules, Exhibits, and the other certificates, documents, instruments and writings referred to herein or delivered pursuant hereto and the Confidentiality Agreement, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each of the parties acknowledges that no other party, nor any agent or attorney of any other party, has made any promise, representation or warranty whatsoever not contained herein, and that such party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained herein.

11.4         Waiver of Compliance. Except as expressly set forth in this Agreement, any failure of any party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

11.5         Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent may be withheld in such party’s sole judgment; provided, however, that Buyer may collaterally assign this Agreement to any sources of financing solely to secure Buyer’s obligations under any credit arrangements entered into in connection with this Agreement (and any refinancing or substitutions thereof). Any assignment in violation of the foregoing shall be null and void. Except as provided in Section 8.4 and Article X, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

11.6         Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any Applicable Law or public policy, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable so long as the legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party hereto, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

11.7         Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

11.8         Consent to Jurisdiction; Venue.

(A)          Subject to Section 11.1, the parties hereto submit to the exclusive personal jurisdiction of the courts of the State of Texas and the Federal courts of the United States sitting in Dallas County, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims, actions and proceedings arising out of or relating to this Agreement shall be heard and determined in such Texas court or, to the extent permitted by law, in such Federal court. The parties hereto agree that a final judgment in any such claim, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(B)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Texas state or Federal court located in Dallas County and the defense of an inconvenient forum to the maintenance of such claim in any such court.

11.9         Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request (and which is not specifically required hereby in another provision) in order to consummate more fully and effectively the transactions contemplated hereby.

11.10       Counterparts. This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument. It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

11.11       Injunctive Relief. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its obligations hereunder in accordance with their specific terms or to otherwise comply with such obligations, including its failure to take all actions as are necessary on its part of the consummation of the transactions contemplated hereby, could cause irreparable injury to the other parties to this Agreement for which damages, even if available, would not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party’s obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof to the fullest extent allowed by law.

11.12       Schedules. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant unless clearly specified to the contrary herein. The disclosures in Schedules must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, unless some other representation and warranty is specifically and clearly referred to in such Schedule. Inclusion of any item in the Schedules (a) does not represent a determination that such item is material nor shall it be deemed to establish a standard of materiality; (b) does not represent a determination that such item did not arise in the Ordinary Course of Business; (c) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties unless so indicated and (d) shall not constitute, or be deemed to be, an admission to any third party concerning such item. The Schedules include descriptions of instruments or brief summaries of certain aspects of the Company, the Subsidiaries and their business and operations.

In the event of any inconsistency between the statements in the body of this Agreement and those in the applicable Schedule (other than an exception expressly set forth as such in the applicable Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement shall control.

11.13       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14       Confidentiality. For a period of two years from and after the Closing:

(A)          in respect of all confidential information that relates to the Company and the Subsidiaries, the PFC shall use its commercially reasonable efforts to, and shall cause each Related Affiliate to use its commercially reasonable efforts to, treat all such confidential information as confidential, preserve the confidentiality thereof and not disclose any confidential information, except to its Affiliates who need to know such confidential information. If such confidential information is disclosed in violation of this Section 11.14, the PFC shall immediately notify Buyer in writing and, as applicable, take all reasonable steps required to prevent further disclosure;

(B)           in addition to all other remedies available to Buyer at law or in equity, the parties agree that Buyer shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of this Section 11.14; and

(C)           if PFC or any Related Affiliate is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any confidential information, PFC shall provide Buyer with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.14. If, in the absence of a protective order or other remedy or the receipt of such a waiver, PFC or its Related Affiliate is nonetheless, in the opinion of its counsel, legally compelled to disclose confidential information, then such Person may disclose that portion of the confidential information which such counsel advises is legally required to be disclosed, provided that PFC uses its commercially reasonable efforts to preserve the confidentiality of the confidential information, whereupon such disclosure shall not constitute a breach of this Section 11.14.

(D)          From and after the Closing, the Confidentiality Agreement shall be superceded by this Section 11.14 and will be of no further force or effect after Closing.

11.15       Affiliate Liability. Each of the following is herein referred to, for purposes of this Section 11.15, as a “Buyer Affiliate”:  (A) any direct or indirect holder of Equity Interests or securities in either Buyer (whether limited or general partners, members, shareholders or otherwise), and (B) any director, officer, manager, employee, representative or agent of (1) either Buyer or (2) any Affiliate of Buyer. Except to the extent that a Buyer Affiliate is an express signatory and party thereto, no Buyer Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement, any of the other Transaction Documents or the transactions contemplated herein or therein, and the Company hereby waives and releases all claims of any such liability and obligation.

11.16       Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

ARTICLE XII
DEFINITIONS AND REFERENCES

12.1         Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 12.1 or in the sections, subsections or other subdivisions referred to below:

“Accounting Principles” means the GAAP accounting principles utilized by the Company and the Subsidiaries in the preparation of the Financial Statements.

“Acquisition Proposal” is defined in Section 7.14.

“Adjusted Interim EBITDA” means for the period commencing on the Valuation Date and ending on the Closing Date, consolidated net income of the Company and the Subsidiaries, excluding interest (whether expensed or capitalized), income taxes, depreciation, depletion and amortization and general and administrative expenses allocated to the Company and the Subsidiaries. Cash settlements related to derivative contracts assumed by the Buyer shall be included in Adjusted Interim EBITDA. Cash settlements related to derivative contracts not assumed by the Buyer shall be excluded from Adjusted Interim EBITDA. All mark-to-market adjustments related to derivative contracts, whether or not such contracts are assumed by the Buyer shall be excluded from Adjusted Interim EBITDA.

“Adjusted Purchase Price” is defined in Section 1.3.

“Affected Employees” is defined in Section 7.6(A).

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise. Following the Closing, Buyer’s Affiliates shall include the Subsidiaries.

“Agreement” means this Agreement and Plan of Merger, as hereafter amended or modified in accordance with the terms hereof.

“Allocated Value” means the monetary amount for each Warranty Well, Lease or unit, set forth on Buyer Schedule 8.1(F)(3), as determined by Buyer and agreed upon by PFC, for purposes of determining Title Defect Amounts.

“Allocation” is defined in Section 7.7(C)(3).

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity in effect and applicable to (i) PFC, GP, the Company, the Subsidiaries and any of their respective businesses generally or (ii) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

“Balance Sheet” is defined in Section 4.7(A).

“Base Purchase Price” is defined in Section 1.3.

“Benefit Program or Agreement” is defined in Section 3.8(A)(2).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas or Houston, Texas are authorized or required to be closed.

“Buyer” is defined in the Introduction.

“Buyer Affiliate” is defined in Section 11.15.

“Buyer Allocation Notice” is defined in Section 7.7(C)(3).

“Buyer Indemnified Persons” is defined in Section 10.2.

“Buyer Put Right” is defined in Section 7.23.

“Buyer Schedule” means the disclosure letter of even date with this Agreement from Buyer to PFC and the Company delivered concurrently with the execution and delivery of this Agreement.

“Claim Notice” is defined in Section 10.1(D).

“Closing” is defined in Section 2.1.

“Closing Date” is defined in Section 2.1.

“Closing Date Working Capital” means the Working Capital of the Company and the Subsidiaries, on a consolidated basis, as of 11:59 p.m., Dallas Texas time, on the day immediately prior to the Closing Date.

“Closing Drill-Site Properties” is defined in Section 8.1(D).

“Closing Payment” is defined in Section 1.5(D).

“COBRA” is defined in Section 7.6(H).

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Commitment” is defined in Section 5.7.

“Communications Act” means the Communications Act of 1934, as amended, and all rules, regulations and written policies of the FCC thereunder.

“Company” is defined in the Introduction.

“Company Contracts” is defined in Section 4.15(A).

“Company Intellectual Property” is defined in Section 4.22(A).

“Company Partners” is defined in the Recitals.

“Company Partnership Agreement” means that certain Amended and Restated agreement of Limited Partnership dated July 21, 2006, by and between GP and Holdco.

“Company Schedule” means the disclosure letter of even date with this Agreement from PFC, GP and the Company to Buyer delivered concurrently with the execution and delivery of this Agreement.

“Confidentiality Agreement” means that certain letter agreement dated as of November 4, 2005, by and between PFC and EXCO Resources, Inc.

“Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations, exemptions, licenses, permits or filings with, or expiration of waiting periods imposed by, any Governmental Entity, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, any Contract.

“Contracts” means all binding agreements, contracts, leases, commitments, consensual obligations, arrangements, promises or understandings (whether written or oral and whether express or implied).

“Cure Period” is defined in Section 8.3(B).

“Deductible” is defined in Section 10.6(A).

“Defensible Title” is defined in Section 8.1(F)(1).

“Delaware Certificate of Merger” means the certificate of merger filed pursuant to the DLLCA.

“Disputes” is defined in Section 11.1(A).

“DLLCA” means the Delaware Limited Liability Company Act.

“$” means U.S. Dollars.

“Drill-Site Properties” is defined in Section 8.1(A).

“Easements” means the rights-of-way, easements, leases, servitudes, Permits, and licenses of the Company and the Subsidiaries that are necessary or useful for the location, operation, maintenance, repair, replacement, use or ownership of the Oil and Gas Properties and related operations other than any portion of the Midstream Assets.

“Effective Date” is defined in Section 1.2(A).

“Effective Time” is defined in Section 1.2(A).

“Environmental Defect” is defined in Section 7.19(C).

“Environmental Laws” means any and all Applicable Laws, regulations or other requirements relating to the pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Toxic Substances Control Act (“TSCA”), the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act (“HMTA”), all as amended, and any state laws implementing or analogous to the foregoing federal laws, and all other Applicable Laws relating to or regulating emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (“PCBs”), oil and gas exploration and production wastes, brine, solid wastes, or toxic wastes.

“Environmental Permits” means all permits, licenses, registrations, exemptions or approvals issued by or obtained from a Governmental Entity that are required under Environmental Laws.

“Equity Interests” means (i) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, membership interest, limited or general partnership interest or any other form of ownership, and (ii) also includes all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in the foregoing clause (i) at the time of issuance or upon the passage of time or occurrence of some future event.

“ERISA” is defined in Section 3.8(A)(1).

“Event” is defined in the definition of Material Adverse Effect.

“Examination Period” is defined in Section 8.1(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Expiration Date” is defined in Section 10.1(B)(1).

“Extraordinary Payments” means all payments or other distributions required to be made by the Company or any Subsidiary, pursuant to any Contracts, to any directors, managers, officers or employees of the Company or any Subsidiary as a result of the transactions contemplated by this Agreement or any of the other Transaction Documents, including all severance payments, termination payments or other amounts payable (including the estimated costs of benefits required to be provided) under the terms of any employment agreement determined as if the employee’s employment with the Company or any Subsidiary was terminated after the occurrence of a “change of control” or other similar event (whether such payments or other distributions are paid on or before the Closing Date or are payable after the Closing Date). Notwithstanding the foregoing, as used in this Agreement, Extraordinary Payments will not include any current liabilities to the extent that such current liabilities are included in the calculation of Working Capital.

“FCC” means the Federal Communications Commission.

“FCC Licenses” has the meaning set forth in Section 4.13(A).

“FCC Rules” means Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act.

“FCC Transfer Applications” is defined in Section 7.16(A).

“Final Objection Notice” is defined in Section 1.6(B).

“Financial Statements” is defined in Section 4.7.

“Final Settlement Statement” is defined in Section 1.6(A).

“Final Settlement Date” is defined in Section 1.6(B).

“Fixtures, Facilities and Equipment” means Wells, tubing, casing, downhole equipment, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, fixtures, machinery and equipment and all other personal property and fixtures used on or in connection with the operation of the Oil and Gas Properties and Easements other than the Midstream Assets.

“Fundamental Buyer Representations” is defined in Section 10.1(B)(2).

“Fundamental Company Representations” is defined in Section 10.1(A).

“Fundamental Representations” is defined in Section 10.1(B)(2).

“GAAP” means generally accepted accounting principles in the United States of America as in effect at the time a particular Financial Statement was prepared, applied on a consistent basis.

“Garrison” is defined in the Recitals.

“GP” is defined in the Introduction.

“Governing Documents” means, as applicable, the certificate of incorporation, articles of incorporation, bylaws, certificate of limited partnership, partnership or limited partnership agreement, certificate of formation, regulations, operating agreement, joint venture agreement and each other Contract or instrument (i) pursuant to which a Person is established and organized, or (ii) which establishes the governance of such Person, and in each such case, as amended, modified or restated.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign), including any arbitrator in any case that has jurisdiction over the Company, the Subsidiaries or any of their respective properties or assets.

“Group A Properties” is defined in Section 7.1.9(C).

“Group B Properties” is defined in Section 7.19(C).

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended, and any analogous state statutes, and any regulations promulgated thereunder that are applicable to the Company or any Subsidiary, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Law, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof. Notwithstanding the foregoing, no change in law or regulation that is adopted or becomes effective after the Closing Date shall alter the definition of Hazardous Material as defined or used in this Agreement.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other Contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which the Company or any Subsidiary is bound or subject.

“Holdco” is defined in the Recitals.

“Horizon License” means the license currently held by PFC or its Affiliates to use the Horizon Accounting Software used by the Company and the Subsidiaries for the administration of the Properties.

“HSR Act” is defined in Section 7.11.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances produced therewith, extracted, separated, processed and produced therefrom.

“Imbalances” means the quantity of natural gas owed to, or owed by, the Company or any Subsidiary, but not paid for, as set forth on Company Schedule 4.17(B), by reason of well, pipeline or processing imbalances.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money (including all accrued and unpaid interest and all prepayment penalties or premiums), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments (including all accrued and unpaid interest and all prepayment penalties or premiums) or reimbursement agreements in respect thereof, (iii) all obligations of such Person under capitalized leases, (iv) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (v) all letters of credit issued for the account of such Person, (vi) obligations of such Person under conditional sale, title retention or similar arrangements or other obligations to pay in respect of the balance deferred and unpaid of the purchase price of any property, (vii) all obligations in respect of currency, commodity or interest rate swap, hedge or similar protection device, and (viii) all guarantees of or by such Person of any of the matters described in clauses (i)-(vii) hereof. Indebtedness shall include the current portion of Indebtedness.

“Indemnified Party” is defined in Section 10.4(A).

“Indemnifying Party” is defined in Section 10.4(A).

“Independent Expert” is defined in Section 11.1(B)(1).

“Interests” is defined in the Recitals.

“Interim Capital Costs” means the aggregate amount of all costs relating to acquiring new Oil and Gas Properties, preparing, drilling, equipping (including installing surface equipment) and completing wells, gathering system capital, and capitalized pipeline expenditures, as well as costs paid in connection with the plugging and abandonment of Wells, as well as costs of title review, filing for permits, surface damage and access payments, access road construction and site preparation. These costs shall not include capitalized interest for the period from the Valuation

Date to the Closing Date. Such additions to Base Purchase Price shall include cash expenditures for work performed following the Valuation Date and actually paid by the Company or the Subsidiaries prior to the Closing Date as well as amounts accrued as of the Closing Date for work performed following the Valuation Date and prior to the Closing Date, and in each case provided the costs are incurred in conformity with Sections 6.1, 6.2 and the Project Plan.

“Intracompany Obligations” means accounts and obligations:  (i) owed by the Company to any of the Subsidiaries or to a Company Partner or to PFC or any Related Affiliate, (ii) owed by any Subsidiary to the Company, to another Subsidiary or to any Company Partner or PFC or any Related Affiliate, or (iii) owed by a Company Partner or PFC or any Related Affiliate to the Company or any of the Subsidiaries. The Intracompany Obligations shall not include (i) the gas sale contract between the Company and Progress Energy Ventures, Inc., identified as Item 9 in the Company Schedule 4.5(B); or (ii) the ISDA Master Agreement identified as item 11 on Company Schedule 4.5(B).

“IRS” means the Internal Revenue Service.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means, without investigation or obligation of further inquiry, the information actually known to (i) in the case of a Person who is an individual, such Person, or (ii) in the case of a Person which is corporation or other entity, the President and Vice President or executive officers of similar responsibility with respect to such Person.

“Lease” or “Leases” means oil, gas or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interests which have been earned by performance, and fee mineral, royalty and overriding royalty interests, net profits interests, production payments and other interests payable out of Hydrocarbon production, in each case, in which the Company or a Subsidiary has an interest.

“Letter of Acknowledgment” means the Letter to be executed by the Company Partners and delivered by PFC and the Company at Closing, in the form attached hereto as Exhibit B.

“Lien” means any claim, lien, mortgage, security interest, pledge, deposit, charge, option, right of way, production payment, easement (but not easements that are part of the Midstream Assets), encroachment or encumbrance of any kind.

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, lost profits, monetary damages of any type, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out-of-pocket expenses incurred in investigating and preparing for or in connection with any claim, demand, charge, suit, litigation or proceeding).

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition, change, or fact (each an “Event”) (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) affecting the business, condition (financial or other), capitalization, assets, liabilities, or results of operations of the Company and the Subsidiaries, taken as a whole, that, individually or in the aggregate with any other Event, has resulted in or given rise to, or would reasonably be expected to result in or give rise to, aggregate Losses of $25,000,000 or more suffered or incurred, or being suffered or incurred, by one or more of the Company and the Subsidiaries. Excluded from such Events for the purpose of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur are (A) Title Defects, (B) Events arising from the public announcement of this Agreement and the transactions contemplated hereby, and (C) Events that (i) affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or (ii) result from international, national, regional, state or local economic conditions (in the case of clause (ii) above, however, such Events shall be excluded only to the extent that such Events do not have a disproportionate adverse effect on the Company and the Subsidiaries, taken as a whole), and (iii) an adverse change in financial or banking markets.

“Maximum Indemnity Amount” is defined in Section 10.6(A).

“Merger” is defined in Section 1.2(B).

“Merger Certificates” means the Texas Certificate of Merger and the Delaware Certificate of Merger.

“Midstream Assets” means all of the Midstream Companies’ right, title and interest in and to the following:

(i)                                     The pipelines, compressors, dehydration equipment, meter stations, and appurtenant equipment and facilities, including any and all line pack, gas, gas inventories, and other gaseous substances located in said pipelines, equipment and facilities; provided, however, that PFC, GP and the Company make no representation or warranty regarding the volume of gas that will exist in the such pipelines, equipment and facilities at the time of Closing; and

(ii)                                  The rights-of-way, fee interests, easements, leases, servitudes, Permits, and licenses that are necessary or useful for the location, operation, maintenance, repair, replacement, use or ownership of the Midstream Assets described in the foregoing clause (i) of this definition.

“Midstream Companies” is defined in Section 4.18(A).

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to a Warranty Well, Lease or unit.

“NGA” is defined in Section 4.18(B).

“Non-Retained Legacy Hedges” means (a) those Hedges entered into by the Company and Progress Ventures, Inc., prior to June 29, 2006, which pertain to any period after

December 31, 2006, and (b) the Set-Aside Hedges. A list of the Non-Retained Legacy Hedges is attached to
Company Schedule 4.15(A).

“Notice of Completion” is defined in Section 7.19(F).

“Notice of Objection” is defined in Section 7.19(F).

“Notice Period” is defined in Section 10.4(A).

“Oil and Gas Contracts” is defined in Section 4.15(B).

“Oil and Gas Properties” means all right, title and interest of the Company and any Subsidiary in and to a Lease or lands pooled therewith.

“Operating Companies” is defined in the Recitals.

“Ordinary Compliance Management is defined in Section 7.19(C).

“Ordinary Course of Business” means the ordinary course of each of the Company’s and each Subsidiary’s business, as applicable, consistent with past practice and custom (including with respect to quantity and frequency).

“Permits” means licenses, permits, waivers, franchises, consents, concessions, approvals, variances, grants, exemptions, registrations, operating certificates, orders and other authorizations of or from Governmental Entities, other than the FCC Licenses.

“Permitted Encumbrances” is defined in Section 8.1(F)(2).

“Permitted Indebtedness” means the Intracompany Obligations, the Retained Legacy Hedges, the Non-Retained Legacy Hedges and the Winchester Hedges.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“PFC” is defined in the Introduction.

“PFC Benefit Plan” is defined in Section 3.8.

“PFC ERISA Affiliate” is defined in Section 3.8(A).

“PFC Guaranties” is defined in Section 7.17(A).

“PFC Group” is defined in Section 7.7(A)(1).

“PFC Indemnified Persons” is defined in Section 10.3(A).

“PFC Retained Environmental Matters” is defined in Section 7.19(B).

“PFC and Service Employees” is defined in Section 7.6(A).

“Plan” is defined in Section 3.8(A)(1).

“Post-Closing Defect” is defined in Section 8.3(A).

“Preliminary Objection” is defined in Section 1.5(B).

“Preliminary Settlement Statement” is defined in Section 1.5(A).

“Prime Rate” means the prime rate of interest report in the Wall Street Journal on the Final Settlement Date or, if not published on such date, as most recently published prior to the Final Settlement Date.

“Proceedings” means all proceedings, litigation, arbitrations, actions, claims, suits, investigations, and inquiries whether at law or equity, or civil or criminal in nature, by or before any arbitrator or any Governmental Entity.

“Project Plan” is defined in Section 7.18(A).

“Properties” means the Oil and Gas Properties, Easements and the Fixtures, Facilities and Equipment.

“Put Election Notice” is defined in Section 7.23.

“Put Obligations” is defined in Section 7.23.

“Put Properties” is defined in Section 7.23.

“Referral Firm” is defined in Section 1.6(D).

“Related Affiliate” means any Affiliate of PFC other than the Company or a Subsidiary.

“Representatives” is defined in Section 7.14.

“Repurchase Notice” is defined in Section 8.1(G).

“Repurchase Property” is defined in Section 8.1(G).

“Retained Legacy Hedges” means those Hedges entered into by the Company and Progress Ventures, Inc., prior to June 29, 2006, which pertain to periods in 2006, but not including any Hedges covering production for periods after December 31, 2006 and not including the Set-Aside Hedges. A list of the Retained Legacy Hedges is attached to Company Schedule 4.15(A).

“Schedule” or “Schedules” is defined in Section 12.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Set-Aside Hedges” means the set-aside Hedges entered into by the Company and Progress Ventures, Inc, prior to June 29, 2006. A list of the Set-Aside Hedges is attached to Company Schedule 4.15(A).

“State Income Tax” is defined in Section 7.7(B)(1).

“Stations” is defined in Section 4.13(B)(1).

“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiaries” is defined in the Recitals.

“Survival Period” is defined in Section 10.1(A).

“Talco” is defined in the Recitals.

“Tax” or “Taxes” means any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any Governmental Entity, including any interest, penalties, fines, assessments or additions imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

“Tax Returns” means any report, return, amended return, refund claim, information statement, payee statement or other information provided or required to be provided to any Governmental Entity, with respect to Taxes, including any return of an affiliated, combined or unitary group.

“Termination Date” is defined in Section 9.3(B)(1).

“Texas Certificate of Merger” means the certificate of merger filed pursuant to the TRLPA.

“TGG” is defined in the Recitals.

“Third-Party Claim” is defined in Section 10.4(A).

“Title Defect” is defined in Section 8.1(F)(3)(e).

“Title Defect Amount” is defined in Section 8.1(F)(3).

“Title Defect Notice” is defined in Section 8.1(C).

“Title Defect Property” is defined in Section 8.1(E).

“Third Party” is defined in Section 6.4(A).

“Transaction Costs” means the aggregate amount of all fees, costs and expenses of the Company and the Subsidiaries (whether incurred by or on behalf of the Company or any of the Subsidiaries or on behalf of PFC or any of its Affiliates) incurred in connection with the structuring, negotiation, performance or consummation of the transactions contemplated by the Transaction Documents (whether incurred before or after the Closing Date), including, without limitation, any investment banking, accounting, advisory, brokers, finders, escrow agent or legal fees or fees paid to any Governmental Entity or third party. Notwithstanding the foregoing, as used in this Agreement, Transaction Costs will not include any current liabilities to the extent that such current liabilities are included in the calculation of Working Capital.

“Transaction Documents” means this Agreement and all other agreements and documents entered into by one or more of the parties to this Agreement as contemplated by or in connection with this Agreement, including without limitation the Transition Services Agreement, any certificates and instruments required to be executed in connection with the consummation of the transactions contemplated by this Agreement, or any other Contract among the parties that is expressly agreed by the parties to constitute a Transaction Document for purposes of this Agreement.

“Transition Service Agreement” is defined in Section 2.2(A).

“Treasury” is defined in Section 2.2(E).

“TRLPA” means the Texas Revise Limited Partnership Act, Article 6132a-1, Texas Revised Civil Statutes.

“Valuation Date” means May 1, 2006.

“Valued Well” means a well to be drilled in the future upon a Valued Well Location, which (for the purposes of determining Defensible Title thereto and any Title Defects associated therewith pursuant to this Agreement) shall be treated as if such well had been drilled and completed and was in existence at or prior to the date of this Agreement.

“Valued Well Location” shall mean each drilling location identified on Buyer Schedule 8.1(F)(3) subject to any depth restriction set forth in such Schedule with respect to such location.

“Vaughan” is defined in the Recitals.

“Warranty Well” shall mean a Well or a Valued Well, as the context requires.

“Well” means a well drilled for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons, associated with the Company’s or any Subsidiaries’ interest in any Oil and Gas Property or lands pooled therewith.

“Winchester” is defined in the Recitals.

“Winchester Hedges” means the Hedges put into place by Winchester on June 29, 2006. A list of the Winchester Hedges is attached to Company Schedule 4.15(A).

“Working Capital” means, as of a specific date, current assets minus current liabilities as determined in accordance with this Agreement and GAAP applied consistently with the application thereof in the preparation of the Financial Statements and as adjusted to (i) exclude any inter-company receivables and payables and Intracompany Obligations (such as checks outstanding on the Closing Date), (ii) exclude accrued current and deferred income taxes (whether assets or liabilities), (iii) exclude the current portion of hedge assets or liabilities related to derivative contracts and (iv) exclude any accounting reserves mutually agreed to by PFC and Buyer.

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of a Warranty Well, Lease or unit.

12.2         References and Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. All references to “Schedule”, “Schedules”, “Company Schedules” or “Buyer Schedules” are to the Disclosure Schedules and other Schedules attached hereto.

(A)          Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(B)           The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(C)           Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(D)          Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(E)           Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(F)           The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(G)           Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(H)          Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of any calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement. The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and the Accounting Principles” (or words of similar import), then to the extent that the terms of any provision of this Agreement conflict with, or are inconsistent with, the Accounting Principles in connection with such determination, the terms of this Agreement (other than Schedules 1.4(D)(1) and 1.4(D)(2) hereto, which are attached hereto by way of example only) shall control.

[Remainder of Page Intentionally Left Blank—Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date set forth above.

PROGRESS FUELS CORPORATION

By:	/s/ Mark. F. Mulhern
Name: Mark F. Mulhern
Title: President

COMPANY

WINCHESTER ENERGY COMPANY, LTD.

By: WGC Holdco, LLC, its general partner

By:	/s/ Robert M. Deacy
Name: Robert M. Deacy
Title: President

WGC HOLDCO, LLC

By:	/s/ Robert M. Deacy
Name: Robert M. Deacy
Title: President

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BUYER:

WINCHESTER ACQUISITION, LLC

By:	/s/ Douglas H. Miller
Name: Douglas H. Miller
Title: Chairman and Chief Executive Officer

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